     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 18, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                                GLOBALSTAR, L.P.

                         GLOBALSTAR CAPITAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          4812                         13-3759824
            DELAWARE                          4812                         13-3876323
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                            ------------------------

                       3200 ZANKER ROAD, P.O. BOX 640670
                           SAN JOSE, CALIFORNIA 95164
                                 (408) 473-5550
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              ERIC J. ZAHLER, ESQ.
                                600 THIRD AVENUE
                               NEW YORK, NY 10016
                                 (212) 697-1105
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                WITH A COPY TO:
                              BRUCE R. KRAUS, ESQ.
                            WILLKIE FARR & GALLAGHER
                              ONE CITICORP CENTER
                              153 EAST 53RD STREET
                            NEW YORK, NEW YORK 10022
                                 (212) 821-8000
                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                                                         PROPOSED
                                                        PROPOSED          MAXIMUM
                                                         MAXIMUM         AGGREGATE        AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE       OFFERING         OFFERING       REGISTRATION
        TO BE REGISTERED              REGISTERED        PRICE(1)           PRICE             FEE
-------------------------------------------------------------------------------------------------------
11 3/8% Senior Notes due 2004....    $500,000,000         100%         $500,000,000      $151,516.00
=======================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGULATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL 18, 1997
PROSPECTUS

                                GLOBALSTAR, L.P.

                         GLOBALSTAR CAPITAL CORPORATION
 OFFER TO EXCHANGE $1,000 IN PRINCIPAL AMOUNT OF 11 3/8% SENIOR NOTES DUE 2004 FOR EACH $1,000 IN PRINCIPAL AMOUNT OF OUTSTANDING 11 3/8% SENIOR NOTES DUE 2004
                            ------------------------

    Globalstar, L.P., a Delaware limited partnership ("Globalstar"), and Globalstar Capital Corporation, a Delaware corporation ("Globalstar Capital" and, together with Globalstar, the "Issuers"), as joint and several obligors, hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer") to exchange an aggregate principal amount of up to $500,000,000 of 11 3/8% Senior Notes due 2004 (the "Exchange Notes") of the Issuers, which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for a like principal amount of 11 3/8% Senior Notes due 2004 (the "Original Notes" and, with the Exchange Notes, the "Notes") of the Issuers with the holders (the "Holders") thereof.

    Upon consummation of the Exchange Offer, the terms of the Exchange Notes will be substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that (i) the Exchange Notes will be freely transferable by holders thereof (except as provided below) and (ii) the Exchange Notes will be issued without any covenant of the Issuers regarding registration. The Exchange Notes will be issued under the indenture governing the Original Notes. The Exchange Notes will be, and the Original Notes are, senior obligations of the Issuers. The Exchange Notes will rank pari passu with all other existing and future senior Debt (as defined) of the Issuers and senior to all subordinated Debt of the Issuers. Upon a Change of Control (as defined), each holder of the Notes will have the right to require the Issuers to repurchase all or a portion of such holder's Notes then outstanding at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. The Issuers' ability to repurchase the Notes may be limited by, among other things, the Issuers' financial resources at the time of repurchase. For a complete description of the terms of the Exchange Notes, including provisions relating to the ability of the Issuers to create indebtedness that is pari passu to the Exchange Notes, see "Description of the Notes." There will be no cash proceeds to the Issuers from the Exchange Offer.

    The Exchange Notes will bear interest from and including their respective dates of issuance. Holders whose Original Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Original Notes accrued after the issuance of the Exchange Notes.

    The Original Notes were originally issued and sold on February 19, 1997, in a transaction not registered under the Securities Act, in reliance upon the exemptions provided in Section 4(2), Rule 144A and Regulation S of the Securities Act. Accordingly, the Original Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon interpretations by the Staff of the Securities and Exchange Commission (the "Commission") issued to third parties, the Issuers believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes directly from the Issuers or (iii) a broker-dealer who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period not to exceed 180 days after the Expiration Date (as defined), they will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    The Original Notes and the Exchange Notes constitute new issues of securities with no established trading market. Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Original Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Original Notes will continue to be subject to the existing restrictions on transfer thereof and the Issuers will have no further obligation to such holders to provide for the registration under the Securities Act of the Original Notes except under certain limited circumstances. (See "Description of Notes -- Registration Rights.") No assurance can be given as to the liquidity of the trading market for either the Original Notes or the Exchange Notes.

    The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange. The Exchange Offer will
expire at 5:00 p.m., New York City time, on            , 1997, unless extended
(the "Expiration Date"). The date of acceptance for exchange of the Original Notes (the "Exchange Date") will be the first business day following the Expiration Date, upon surrender of the Original Notes. Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

     SEE "RISK FACTORS" ON PAGE 6 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                The date of this Prospectus is            , 1997

                             AVAILABLE INFORMATION

     The Issuers have filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM GLOBALSTAR AT 3200 ZANKER ROAD, P.O. BOX 640670, SAN JOSE, CALIFORNIA 95164-0670, ATTENTION: STEPHEN C. WRIGHT, TELEPHONE: (408) 473-5550. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY
            , 1997.

     Upon consummation of the Exchange Offer, the Issuers will become subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Periodic reports, proxy statements and other information filed by the Issuers with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site at http://www.sec.gov. that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Issuers are required by the terms of the Indenture dated as of February 15, 1997, among the Issuers and the trustee named therein, under which the Notes are issued, to furnish holders of the Notes with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                           INCORPORATION BY REFERENCE

     The following documents have been filed by Globalstar Telecommunications Limited ("GTL"), one of the two general partners of Globalstar, with the Commission pursuant to the Exchange Act and are hereby incorporated by reference into this Prospectus:

          (a) GTL's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Form 10-K");

          (b) GTL's Proxy Statement relating to the 1997 Annual Meeting of Stockholders;

          (c) GTL's Current Report on Form 8-K, filed on April 15, 1997; and

          (d) the description of GTL's Common Stock contained in GTL's Registration Statement on Form 8-A filed under the Exchange Act and any amendments or reports filed for the purpose of updating such description.

     All documents filed by GTL pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Warrants and the Common Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents (provided, however, that the information referred to in item 402(a)(8) of Regulation S-K of the Commission shall not be deemed specifically incorporated by reference herein).

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement as modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Globalstar will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits and schedules thereto, unless such exhibits or schedules are specifically incorporated by reference into the information that this Prospectus incorporates). Written or oral requests for copies of these documents should be directed to Globalstar, L.P. at 3200 Zanker Road, P.O. Box 64070, San Jose, CA 95164-0670. Attention: Secretary (Telephone (408) 473-5550).

                           FORWARD-LOOKING STATEMENTS

     The statements contained or incorporated by reference in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "will", "should", or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. From time to time, GTL, Loral Space & Communications Ltd. ("Loral") a subsidiary of which is the managing general partner of Globalstar, and Globalstar or their representatives have made or may make forward-looking statements, orally or in writing. Furthermore, such forward-looking statements may be included in, but are not limited to, various filings made by GTL, Loral or Globalstar with the Commission, or press releases or oral statements made by or with the approval of an authorized executive officer of GTL, Loral or Globalstar.

     Management wishes to caution the reader that these forward-looking statements, such as the statements regarding Globalstar's planned timetable for launching and operating the Globalstar System, the extent of the market opportunity for Globalstar's services and products presented by the growing demand for telecommunications services worldwide, its anticipation of enabling local service providers to extend low-cost, high-quality telecommunications services to millions of people, its anticipated future revenues and capital expenditures and other statements contained or incorporated by reference in this Prospectus regarding matters that are not historical facts involve predictions. No assurance can be given that the future results will be achieved; actual events or results may differ materially as a result of risks facing Globalstar. Such risks include, but are not limited to, problems related to technical development and launch of the Globalstar System, the competitive environment in which the system will operate, doing business in developing markets, obtaining the necessary financing while being substantially leveraged, obtaining any required U.S. and foreign government authorizations, licenses and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary materially from the future results indicated, expressed or implied, in such forward-looking statements. See "Risk Factors."

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SUBSIDIARY GUARANTORS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE ISSUERS SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    i
INCORPORATION BY REFERENCE............................................................    i
FORWARD-LOOKING STATEMENTS............................................................   ii
PROSPECTUS SUMMARY....................................................................    1
THE COMPANY...........................................................................    4
  Recent Developments.................................................................    4
RISK FACTORS..........................................................................    6
USE OF PROCEEDS.......................................................................    8
THE EXCHANGE OFFER....................................................................    8
  Purpose of the Exchange Offer.......................................................    8
  Terms of the Exchange...............................................................    8
  Expiration Date; Extensions; Termination; Amendments................................    9
  How to Tender.......................................................................   10
  Terms and Conditions of the Letter of Transmittal...................................   12
  Withdrawal Rights...................................................................   12
  Acceptance of Original Notes for Exchange; Delivery of Exchange Notes...............   12
  Conditions to the Exchange Offer....................................................   13
  Exchange Agent......................................................................   14
  Solicitation of Tenders; Expenses...................................................   14
  Appraisal Rights....................................................................   14
  Federal Income Tax Consequences.....................................................   14
  Other...............................................................................   14
SELECTED FINANCIAL DATA...............................................................   16
MANAGEMENT............................................................................   17
  Directors and Executive Officers....................................................   17
  Governance..........................................................................   17
DESCRIPTION OF THE NOTES..............................................................   17
  General.............................................................................   17
  Principal, Maturity and Interest....................................................   18
  Optional Redemption.................................................................   18
  Change of Control...................................................................   18
  Assets Dispositions.................................................................   20
  Covenants...........................................................................   20
  Limitation on Consolidated Debt.....................................................   21
  Limitation on Liens.................................................................   22
  Limitation on Restricted Payments...................................................   23
  Dividend and Other Payment Restrictions Affecting Subsidiaries......................   24
  Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries.......   25
  Transactions with Affiliates........................................................   25
  Business Activities.................................................................   26
  Maintenance of Insurance............................................................   26
  SEC Reports.........................................................................   27
  Merger, Consolidation or Sale of Assets.............................................   27
  Future Guarantors...................................................................   28
  Business Activities of Globalstar Capital...........................................   28
  Events of Defaults and Remedies.....................................................   29
  No Personal Liability of Directors, Officers, Employees, Incorporators and
     Stockholders.....................................................................   30

                                                                                        PAGE
                                                                                        ----
  Legal Defeasance and Covenant Defeasance............................................   30
  Transfer and Exchange...............................................................   31
  Amendment, Supplement and Waiver....................................................   31
  Concerning the Trustee..............................................................   31
  Definitions.........................................................................   32
  Registration Rights.................................................................   41
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.............................................   43
  United States Federal Income Taxation of U.S. Holders...............................   43
  Tax Treatment of the Notes..........................................................   43
  Liquidated Damages..................................................................   44
  Backup Withholding..................................................................   44
  Reporting Requirements..............................................................   45
  United States Federal Income Taxation of Non-U.S. Holders...........................   45
PLAN OF DISTRIBUTION..................................................................   47
LEGAL OPINIONS........................................................................   47
EXPERTS...............................................................................   47

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements and the notes thereto incorporated by reference in this Prospectus. On April 8, 1997, GTL's Board of Directors voted to effect a 2-for-1 stock split of the Common Stock in the form of a stock dividend (the "Stock Split"), such dividend to be paid on May 28, 1997 to stockholders of record on May 12, 1997. Unless otherwise indicated, the information contained herein regarding the number of outstanding partnership interests of Globalstar or shares of Common Stock of GTL and the beneficial ownership thereof does not give effect to the Stock Split. Unless otherwise specified or the context otherwise requires, references in this Prospectus to "dollars," "$" and "U.S.$" are to United States dollars.

                               THE EXCHANGE OFFER

The Exchange Offer.........  The Issuers are offering to exchange (the "Exchange
                             Offer") up to $500,000,000 aggregate principal amount of 11 3/8% Senior Notes due 2004 (the "Exchange Notes"), which have been registered under the Securities Act, for up to $500,000,000 aggregate principal amount of outstanding 11 3/8% Senior Notes due 2004 (the "Original Notes"). Upon consummation of the Exchange Offer, the terms of the Exchange Notes will be substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that (i) the Exchange Notes will be freely transferable by holders thereof except as provided herein (see "The Exchange Offer -- Terms of the Exchange" and "-- Terms and Conditions of the Letter of Transmittal") and (ii) the Exchange Notes will be issued without any covenant regarding registration under the Securities Act.

                             Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes directly from the Issuer or (iii) broker-dealers who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes.

Minimum Condition..........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on             , 1997 unless
                             extended (the "Expiration Date").

Exchange Date..............  The first date of acceptance for exchange for the
                             Original Notes will be the first business day following the Expiration Date.

Conditions to the Exchange
  Offer....................  The obligation of the Issuers to consummate the
                             Exchange Offer is subject to certain conditions. See "The Exchange Offer -- Conditions to the Exchange Offer." The Issuers reserve the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to the
                             Expiration Date. Any Original Notes not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Procedures for Tendering
  Original Notes...........  See "The Exchange Offer -- How to Tender."

Federal Income Tax
  Consequences.............  The exchange of Original Notes for Exchange Notes by holders will not be a taxable exchange for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

Effect on Holders of
  Original Notes...........  As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, the Issuers will have fulfilled a covenant contained in the terms of the Original Notes and the Registration Rights Agreement (the "Registration Rights Agreement"), dated as of February 19, 1997, between the Issuers and Lehman Brothers Inc., Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Unterberg Harris, as initial purchasers, and, accordingly, the holders of the Original Notes will have no further registration or other rights under the Registration Rights Agreement, except under certain limited circumstances. See "Description of Notes -- Registration Rights." Holders of the Original Notes who do not tender their Original Notes in the Exchange Offer will continue to hold such Original Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, dated as of February 15, 1997, among the Issuers and The Bank of New York, as Trustee (the "Trustee"), relating to the Original Notes and the Exchange Notes (the "Indenture"). All untendered, and tendered but unaccepted, Original Notes will continue to be subject to the restrictions on transfer provided for in the Original Notes and their Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange."

                               TERMS OF THE NOTES

     The Exchange Offer applies to $500,000,000 aggregate principal amount of the Original Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes for which they may be exchanged except that the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes."

Issuers....................  Globalstar, L.P. and Globalstar Capital
                             Corporation. The principal executive offices of the Issuers are located at 3200 Zanker Road, P.O. Box 640670, San Jose, California 95164-0670, and their telephone number at that address is (408) 473-5550.

Maturity...................  February 15, 2004.

Interest Payment Dates.....  February 15 and August 15, commencing on August 15,
                             1997.

Ranking....................  The Notes will rank senior in right of payment to any future subordinated indebtedness of the Issuers, and pari passu in right of payment with all senior indebtedness of the Issuers.

Security...................  None.

Optional Redemption........  The Notes are not redeemable prior to February 15,
                             2002. Thereafter, the Notes will be redeemable, in whole or in part, at the option of the Issuers, at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages (if any) thereon to the applicable redemption date.

Change of Control..........  Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Issuers to repurchase all or any part of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages (if any) thereon to the date of purchase. See "Description of Notes -- Change of Control."

Covenants..................  The Indenture pursuant to which the Notes have been issued contains certain covenants that, among other things, limit the ability of the Issuers and their Restricted Subsidiaries to incur additional Debt and issue preferred stock, pay dividends or make other distributions, repurchase Capital Stock or subordinated Debt or make certain other Restricted Payments, create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell Capital Stock of the Issuers' Restricted Subsidiaries or enter into certain mergers and consolidations. See "Description of
                             Notes -- Covenants."

Amendment and Modification
of the Indenture...........  Certain provisions of the Indenture, including those related to a Change of Control, may be amended with the consent of the holders of a majority in principal amount of the then-outstanding Notes.

     FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THIS OFFERING, SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                  THE COMPANY

     Globalstar is building and preparing to launch and operate a low-earth orbit satellite-based telecommunications system (the "Globalstar System") designed to enable local service providers to offer low-cost, high quality wireless voice telephony and data services in virtually every populated area of the world. Globalstar's designated service providers have agreed to offer service and seek to obtain all necessary local regulatory approvals in more than 100 nations, accounting for about 88% of the world's population.

     The Globalstar System's worldwide coverage is designed to enable its service providers to extend modern telecommunications services to millions of people who currently lack basic telephone service and to enhance wireless telecommunications in areas underserved or not served by existing or future cellular systems, providing a telecommunications solution in parts of the world where the build-out of terrestrial systems cannot be economically justified. The Globalstar System has been designed to provide services at prices comparable to today's cellular service and substantially lower than the prices announced by Globalstar's anticipated principal competitors. Globalstar service providers will set their own retail pricing in their assigned service territories and will pay Globalstar approximately $0.35 to $0.55 per minute on a wholesale basis.

     Globalstar users will make and receive calls through a variety of Globalstar phones ("Globalstar Phones"), including hand-held and vehicle-mounted units similar to today's cellular telephones, fixed telephones similar either to phone booths or ordinary wireline telephones, and data terminals and facsimile machines. Dual-mode and tri-mode Globalstar Phones will provide access to both the Globalstar System and the subscriber's land-based cellular service. Each Globalstar Phone will communicate through one or more satellites to a local Globalstar service provider's interconnection point (known as a gateway) which will, in turn, connect into existing telecommunications networks.

RECENT DEVELOPMENTS

     As of April 17, 1997, each of the elements of the Globalstar
System -- space and ground segments, digital communications technology, user terminal supply, service provider arrangements and licensing -- is on schedule to begin launching satellites in the second half of 1997, to commence commercial operations in the second half of 1998 and to have a full constellation of 48 satellites operational in the first quarter of 1999.

          Space Segment. The first Globalstar satellite has been fully-assembled and is now in pre-flight testing, and another four satellites are currently being assembled. Production is proceeding for the remaining satellites to meet the scheduled operations date. Three different launch providers have signed definitive agreements for the launch of the Globalstar satellite constellation, providing a variety of launch options and considerable launch flexibility. Mission operations preparations and launch vehicle production and dispenser development are on schedule.

          Ground Segment. The first four Globalstar gateways, which are currently in advanced development and are to be located in Australia, France, South Korea and the United States, are currently under construction. These gateways will support Globalstar's data network, monitor the initial launch and orbital placement of Globalstar's first satellites, and serve as prototypes for production gateways that will support Globalstar service. In addition, Globalstar's satellite operations control center facility has been completed.

          Digital Communications Technology. QUALCOMM Incorporated's ("Qualcomm") Code Division Multiple Access ("CDMA") technology has now been successfully deployed in South Korea, Hong Kong and cities in the United States supporting terrestrial personal communications services and digital cellular service, and its CDMA implementation for Globalstar has been successfully demonstrated in a simulated satellite environment. This demonstration validated Globalstar's encoding, modulation, control software, time and frequency distribution and up/down links between satellites and handsets.

          User Terminal Supply. Qualcomm/Sony and two other manufacturers, L.M. Ericsson and TELITAL S.r.L, are developing Globalstar's user terminals and production orders are expected to be issued in the second half of 1997.

          Service Providers. Globalstar and its partners have been seeking alliances with service providers throughout the world and have entered into a number of agreements in specific territories. Globalstar believes that these relationships with in-country service providers will facilitate the granting of local regulatory approvals -- particularly where the service provider and the licensing authority are one and the same -- as well as provide local marketing and technical expertise.

          Licensing. In January 1995, the Federal Communications Commission ("FCC") granted authority for the construction, launch and operation of the Globalstar System and assigned spectrum for its user links. Later that year, the 1995 World Radiocommunication Conference allocated feeder link spectrum on an international basis for mobile satellite services ("MSS") systems such as Globalstar, and in November of 1996 the FCC authorized Globalstar's feeder links.

     Globalstar's current budget for the cost for the design, construction and deployment of the Globalstar System, including working capital, cash interest on anticipated borrowings and operating expenses is approximately $2.5 billion. Globalstar has recently added enhanced capabilities and additional test requirements and has experienced cost growth in the development of the ground system, the final cost impact of which is under assessment. Globalstar, however, does not expect such cost growth to increase the budget for the project by more than five percent. Globalstar has raised or received commitments for approximately $2.0 billion in equity, debt and vendor financing.

     Globalstar has also agreed to purchase from Space Systems/Loral, Inc. ("SS/L") eight additional spare satellites at a cost estimated at $175 million. Globalstar also intends, together with its strategic partners, to jointly finance the procurement of 37 gateways for resale to service providers, thereby accelerating the deployment of gateways around the world prior to the date on which Globalstar expects to commence initial operations via a 40-satellite constellation. Globalstar has agreed to finance approximately $80 million of the cost of these gateways and expects to recover its cost from the resale of these gateways to service providers.

                                  RISK FACTORS

     Prospective investors should carefully consider the following risk factors and the risk factors set forth in GTL's Form 10-K under "Certain Factors that May Affect Future Results," which report is incorporated herein by reference, in addition to the other information contained elsewhere in this Prospectus, in evaluating whether to tender their Original Notes for the Exchange Notes offered hereby.

     Controlling Person. Globalstar is currently managed by a General Partners' Committee, a majority of the representatives on which are designated directly or indirectly by Loral. The Independent Representatives on the General Partners' Committee will, however, have the right to pass upon certain matters prior to any decision to submit such matters to a vote of the partners and will have certain authority over the hiring or dismissal of senior officers of Globalstar.

     Change of Control of GTL and Reduction in Interest; Investment Company Act Considerations. In the event of (i) a change of control of GTL at a time when GTL owns less than 50% of the Globalstar partnership interests outstanding, including certain changes in GTL's Board of Directors, or (ii) a sale or other disposition of partnership interests following which the equity interest of GTL in Globalstar has been reduced to an interest of less than 5% (a "Reduction in Interest"), which, in the event of either clause (i) or (ii) above has not been approved by LQSS or by the partners of Globalstar, GTL will become a limited partner in Globalstar and will no longer appoint representatives to serve on Globalstar's General Partners' Committee. Certain other governance rights granted to GTL under Globalstar's partnership agreement will also be revoked, and GTL will enjoy only the rights of a limited partner in Globalstar. If GTL were to cease participation in the management of Globalstar, which would result if GTL were to undergo a change of control or a Reduction in Interest shall have occurred, its interest in Globalstar could be deemed an "investment security" for purposes of the Investment Company Act. In general, a person is an "investment company" if, subject to certain exceptions, it owns investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items). GTL's sole asset is its partnership interests in Globalstar. A determination that such investment was an investment security could result in GTL's being deemed to be an investment company under the Investment Company Act and its becoming subject to the registration and other requirements of the Investment Company Act. In order to register, GTL might be required to reincorporate as a domestic U.S. corporation and would thereafter be subject to U.S. tax on its worldwide income, subject to any applicable foreign tax credits. Absent a change of control or a Reduction in Interest, Globalstar intends to conduct its operations so as to avoid being deemed an investment company under the Investment Company Act.

     Absence of a Public Market. There is no existing market for the Exchange Notes and there can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes, the ability of holders of the Exchange Notes to sell such securities or the price at which holders would be able to sell such securities. If such a market were to exist, the Exchange Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and the financial performance of Globalstar and its subsidiaries. The Issuers have been advised by Lehman Brothers Inc. that it presently intends to make a market in the Exchange Notes. However, it is not obligated to do so, and any market-making activity with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Exchange Act. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange.

     Consequences of Failure to Exchange. Holders of Original Notes who do not exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such original Notes as set forth in the legend thereon as a consequence of the issuance of the Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances, the Issuers do not intend to register the Original Notes under the Securities Act. In addition, any holder of Original Notes who tenders in the

Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes not tendered could be adversely affected. See "The Exchange Offer" and "Description of Notes -- Registration Rights."

                                USE OF PROCEEDS

     There will be no proceeds to the Issuers from the exchange pursuant to the Exchange Offer. The net proceeds to the Issuers from the issuance of the Original Notes were approximately $484 million and have been and will continue to be used toward the construction and deployment of the Globalstar System.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Original Notes were originally issued and sold on February 19, 1997. Such sales were not registered under the Securities Act in reliance upon the exemptions provided by Section 4(2), Rule 144A and Regulation S of the Securities Act. In connection with the sale of the Original Notes, the Issuers agreed to use their reasonable efforts to file with the Commission a registration statement relating to an exchange offer (the "Exchange Offer Registration Statement") pursuant to which another series of Notes of the Issuers, the Exchange Notes, covered by such registration statement and containing substantially the same terms as the Original Notes, except as set forth in this Prospectus, would be offered in exchange for Original Notes tendered at the option of the holders thereof. If (i) the Issuers are not permitted to effect the Exchange Offer because the Exchange Offer is not permitted by applicable law or the Commission policy, (ii) the Exchange Offer is not consummated within 180 days of February 19, 1997, (iii) any Initial Purchaser (as defined in the Registration Rights Agreement) notifies the Issuers within 90 days after the consummation of the Exchange Offer that its Transfer Restricted Securities were not eligible to be exchanged for Exchange Notes in the Exchange Offer or (iv) any Holder of Transfer Restricted Securities notifies the Issuers that it is not eligible to participate in the Exchange Offer, or that it participated in the Exchange Offer but did not receive freely tradeable Exchange Notes on the date of exchange, the Issuers will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Original Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Issuers will use reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, Transfer Restricted Securities means each Original Note until (i) the date on which such Original Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Original Note for a Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Original Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Original Note is distributed to the public pursuant to Rule 144 under the Securities Act. In the event that (i) the Issuers have failed to file the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement, (ii) the Exchange Offer Registration Statement, or, if applicable, the Shelf Registration Statement, have not been declared effective by the Commission, or (iii) the Exchange Offer has not been consummated or the Exchange Offer Registration Statement or the Shelf Registration Statement ceases to remain effective, in each case within specified time periods, the interest rate borne by the Original Notes will be increased. See "Description of Notes -- Registration Rights."

     The sole purpose of the Exchange Offer is to fulfill the obligations of the Issuers with respect to the Registration Rights Agreement.

TERMS OF THE EXCHANGE

     The Issuers hereby offer to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus (the "Letter of Transmittal"), $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of the Original Notes. The terms of the Exchange Notes are identical in all respects to the terms of the Original Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof, and the holders of the Exchange Notes (as well as remaining holders of any

Original Notes) will not be entitled to registration rights under the Registration Rights Agreement. See "Description of Notes -- Registration Rights." The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture. See "Description of Notes."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

     Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Issuers believe that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Original Notes directly from the Issuer or (iii) broker-dealers who acquired Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period not to exceed 180 days after the Exchange Date, they will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Tendering holders of Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Original Notes pursuant to the Exchange Offer.

     The Exchange Notes will bear interest from and including their respective dates of issuance. Holders whose Original Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Original Notes accrued after the issuance of the Exchange Notes.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The Exchange Offer expires on the Expiration Date. The term "Expiration
Date" means 5:00 p.m., New York City time, on        , 1997, unless the Issuers
in their sole discretion extend the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Issuers, expires. The Issuers reserve the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to The Bank of New York (the "Exchange Agent") and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Original Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

     The initial Exchange Date will be the first business day following the Expiration Date. The Issuers expressly reserve the right to (i) terminate the Exchange Offer and not accept for exchange any Original Notes for any reason, including if any of the events set forth below under "-- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Issuers and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Original Notes. If any such termination or amendment occurs, the Issuers will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Original Notes as promptly as practicable. Unless the Issuers terminate the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Issuers will exchange the Exchange Notes for the Original Notes on the Exchange Date.

     If the Issuers waive any material condition to the Exchange Offer, or amend the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of Original Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.

     This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Issuers to record holders of Original Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Notes.

HOW TO TENDER

     The tender to the Issuers of Original Notes by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Issuers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     General Procedures.  A holder of an Original Note may tender the same by
(i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Original Notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below.

     If tendered Original Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Original Notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Original Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Issuers and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm (an "Eligible Institution") that is a member of a recognized signature guarantee medallion program (an "Eligible Program") within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Original Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Original Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Original Notes should contact such holder promptly and instruct such holder to tender Original Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Original Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

     Book-Entry Transfer. The Exchange Agent will make a request to establish an account with respect to the Original Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Original Notes by causing the Book-Entry Transfer Facility to transfer such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Original Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address specified on the back cover page of this Prospectus on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     THE METHOD OF DELIVERY OF ORIGINAL NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

     Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Exchange Agent will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a holder pursuant to the Exchange Offer if the holder does not provide his taxpayer identification number (social security number or employer identification number) and certify that such number is correct. Each tendering holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Issuers and the Exchange Agent.

     Guaranteed Delivery Procedures. If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Original Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at its office listed on the back cover hereof on or prior to the Expiration Date a letter or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Original Notes are registered and, if possible, the certificate numbers of the Original Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of such letter or facsimile transmission by the Eligible Institution, the Original Notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Original Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Issuers may, at their option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this Prospectus and the related Letter of Transmittal.

     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Original Notes (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Original Notes tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Original Notes (or a timely Book-Entry Confirmation).

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Original Notes will be determined by the Issuers, whose determination will be final and binding. The Issuers reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Issuers, be unlawful. The Issuers also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of the Issuers, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Issuers' interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Original Notes for exchange (the "Transferor") exchanges, assigns and transfers the Original Notes to the Issuers and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Original Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Original Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Original Notes, and that, when the same are accepted for exchange, the Issuers will acquire good and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Issuers to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes. The Transferor further agrees that acceptance of any tendered Original Notes by the Issuers and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Issuers of its obligations under the Registration Rights Agreement and that the Issuers shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By tendering Original Notes, the Transferor certifies (a) that it is not an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns Original Notes acquired directly from the Issuers or an affiliate of the Issuers, that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes or (b) that it is an "affiliate" (as so defined) of the Issuers or of the initial purchasers in the original offering of the Original Notes, and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it.

WITHDRAWAL RIGHTS

     Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Original Notes to be withdrawn, the certificate numbers of Original Notes to be withdrawn, the principal amount of Original Notes to be withdrawn (which must be an authorized denomination), a statement that such holder is withdrawing his election to have such Original Notes exchanged, and the name of the registered holder of such Original Notes, and must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Issuers that the person withdrawing the tender has succeeded to the beneficial ownership of the Original Notes being withdrawn. The Exchange Agent will return the properly withdrawn Original Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Issuers, and such determination will be final and binding on all parties.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Issuers shall be deemed to have accepted for exchange validly tendered Original Notes when, as and if the Issuers have given written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Original Notes for the purposes of receiving Exchange Notes from the Issuers and causing the Original Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Original Notes will be made by the Exchange Agent promptly after acceptance of the tendered Original Notes. Original Notes not accepted for exchange by the Issuers will be returned without expense to the tendering holders (or in the case of Original Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures described above, such non-exchanged Original Notes will be credited to an account maintained with such Book-Entry Transfer Facility) promptly following the Expiration Date or, if the Issuers terminate the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Issuers will not be required to issue Exchange Notes in respect of any properly tendered Original Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer,
(ii) assessing or seeking any damages as a result thereof, or (iii) resulting in a material delay in the ability of the Issuers to accept for exchange or exchange some or all of the Original Notes pursuant to the Exchange Offer; (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Issuers might directly or indirectly result in any of the consequences referred to in clauses
(a)(i) or (ii) above or, in the sole judgment of the Issuers, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Issuers.

     The foregoing conditions are for the sole benefit of the Issuers and may be asserted by them with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Issuers) giving rise to such condition or may be waived by the Issuers in whole or in part at any time or from time to time in their sole discretion. The failure by the Issuers at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Issuers have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

     Any determination by the Issuers concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

     In addition, the Issuers will not accept for exchange any Original Notes tendered and no Exchange Notes will be issued in exchange for any such Original Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or qualification of the Indenture under the Trust Indenture Act of 1939 (the "Trust Indenture Act").

EXCHANGE AGENT

     The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. Letters of Transmittal must be addressed to the Exchange Agent at its address set forth on the back cover page of this Prospectus.

     Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

     The Issuers have not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Issuers will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Issuers will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by
Globalstar and are estimated at approximately $          .

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Issuers. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Issuers since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Issuers may, at their discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Original Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Issuers by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

APPRAISAL RIGHTS

     HOLDERS OF ORIGINAL NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

FEDERAL INCOME TAX CONSEQUENCES

     The exchange of Original Notes for Exchange Notes by holders will not be a taxable exchange for Federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, the Issuers will have fulfilled a covenant contained in the terms of the Original Notes and the Registration Rights Agreement. Holders of the Original Notes who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreement, which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Notes." All untendered Original Notes will continue to be subject to the restriction on transfer set forth in the Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange."

     The Issuers may in the future seek to acquire untendered Original Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Issuers have no present plan to acquire any Original Notes which are not tendered in the Exchange Offer.

                            SELECTED FINANCIAL DATA

     The following selected financial data of Globalstar (including the pre-capital subscription period from January 1, 1994 to March 22, 1994) has been derived from the financial statements of Globalstar incorporated by reference herein. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of Globalstar and notes incorporated by reference herein. Globalstar Capital is a wholly owned subsidiary of Globalstar and was formed solely for purposes of serving as an issuer and obligor with respect to the Notes. The Indenture prohibits Globalstar Capital from conducting any trade or business. See "Description of Notes -- Covenants -- Business Activities of Globalstar Capital." Financial data of Globalstar Capital has not been provided herein as Globalstar Capital has no operations.

                                GLOBALSTAR, L.P.
            (In thousands, except per partnership interest amounts)

                                                    YEAR ENDED DECEMBER 31, 1994                                 CUMULATIVE
                                                  ---------------------------------
                                           PRE-CAPITAL
                                     SUBSCRIPTION PERIOD(1)           MARCH 23                                 MARCH 23, 1994
                                   ---------------------------      (COMMENCEMENT     YEARS ENDED DECEMBER      (COMMENCEMENT
                                    YEAR ENDED    JANUARY 1 TO    OF OPERATIONS) TO            31,            OF OPERATIONS) TO
                                   DECEMBER 31,    MARCH 22,        DECEMBER 31,      ---------------------     DECEMBER 31,
                                       1993           1994              1994            1995        1996            1996
                                   ------------   ------------    -----------------   ---------   ---------   -----------------
STATEMENT OF OPERATIONS DATA:
  Revenues........................   $     --        $   --           $      --       $      --   $      --       $      --
  Operating expenses..............     11,510         6,872              28,027          80,226      61,025         169,278
  Interest income.................         --            --               1,783          11,989       6,379          20,151
  Net loss applicable to ordinary
    partnership interests.........     11,510         6,872              26,244          68,237      71,969         166,450
  Net loss per weighted average
    ordinary partnership
    interest outstanding..........                                         0.73            1.50        1.53
  Cash distributions per ordinary
    partnership interest..........                                           --              --          --
OTHER DATA:
  Deficiency of earnings to cover
    fixed charges(2)..............                                          N/A             N/A      71,969
CASH FLOW DATA:
  Used in operating activities....         --            --             (23,052)        (38,368)    (46,622)       (108,042)
  Used in investing activities....         --            --             (50,549)       (280,345)   (384,264)       (715,158)
  Provided by partners' capital
    transactions..................         --            --             147,161         318,630     284,714         750,505
  Provided by (used in) other
    financing activities..........         --            --                  --          (1,875)     95,750          93,875

                                                                                  DECEMBER 31,
                                                                       ----------------------------------
                                                                         1996         1995         1994
                                                                       --------     --------     --------
BALANCE SHEET DATA:
  Cash and cash equivalents........................................    $ 21,180     $ 71,602     $ 73,560
  Working capital (deficiency).....................................     (53,481)      17,687       35,423
  Globalstar System under construction.............................     891,033      400,257       71,996
  Total assets.....................................................     942,913      505,391      151,271
  Vendor financing liability.......................................     130,694       42,219           --
  Borrowings under long-term revolving credit facility.............      96,077           --           --
  Redeemable preferred partnership interests.......................     302,037           --           --
  Ordinary partners' capital.......................................     315,186      386,838      112,944

---------------
(1) Reflects certain costs incurred by Loral and Qualcomm prior to March 23, 1994, which were reimbursed by Globalstar through a capital subscription credit or agreement for repayment in connection with the $275.0 million capital subscription and commencement of Globalstar's operations on March 23, 1994.

(2) The ratio of earnings to fixed charges is not meaningful as Globalstar is in the development stage and, accordingly, has incurred operating losses.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The executive officers and directors of Globalstar Capital are as follows:
Bernard L. Schwartz, Chairman and Chief Executive officer; Michael B. Targoff, President, Chief Operating Officer and Director; Michael P. DeBlasio, Senior Vice President, Chief Financial Officer and Director; Nicholas C. Moren, Vice President and Treasurer; and Harvey B. Rein, Vice President and Controller. Officers and directors of Globalstar Capital are not compensated for such services.

GOVERNANCE

     Globalstar is governed by the General Partners' Committee, consisting of four members appointed by Loral/Qualcomm Satellite Services, L.P. ("LQSS"), the managing general partner of Globalstar, two of whom are not affiliated with Globalstar. Loral is the indirect general partner of LQSS. The current members of the Committee are Mr. Schwartz, Mr. Targoff, Sir Ronald Grierson and A. Robert Towbin. Members of the Committee are not compensated for such services.

                              DESCRIPTION OF NOTES

     The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed forms of Indenture and Registration Rights Agreement may be obtained by contacting Globalstar at 3200 Zanker Road, P.O. Box 640670, San Jose, California 95164-0670, Attention: Stephen C. Wright. The definitions of certain terms used in the following summary are set forth below under "-- Definitions."

GENERAL

     The Notes were issued pursuant to the Indenture among Globalstar and Globalstar Capital, as joint and several obligors, and The Bank of New York, as trustee (the "Trustee"), in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.

     The Notes are unsecured senior obligations of the Issuers and will rank senior in right of payment to any existing and future subordinated Debt of the Issuers, and pari passu in right of payment with all existing and future senior Debt of the Issuers. As of December 31, 1996, on a pro forma basis after giving effect to the issuance of the Notes, the Notes would have ranked senior to no Debt (excluding the CPEOs) and would have ranked pari passu with approximately $226.8 million of Debt of the Issuers.

     As of the date of this Prospectus, Globalstar has no Subsidiaries other than Globalstar Capital J.S.C. Global Tel, a Russian company, and a Transitory Equipment Subsidiary in Australia. If Globalstar creates or acquires any Subsidiary in the future, such Subsidiary will be required to guarantee the Notes unless such Subsidiary is a Transitory Equipment Subsidiary or is designated by Globalstar as an Unrestricted Subsidiary. Any such Unrestricted Subsidiaries will not be subject to the restrictive covenants contained in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are unsecured senior obligations of the Issuers, will be limited to $500 million aggregate principal amount and will mature on February 15, 2004. The Notes bear interest at the rate of 11 3/8% per annum, payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1997, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding February 1 or August 1, as the case may be. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from February 19, 1997. Interest on the

Notes will be computed on the basis of a 360-day year of twelve 30-day months. The Notes were issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     The Notes are not redeemable at the Issuers' option prior to February 15, 2002. Thereafter, the Notes are subject to redemption at the option of the Issuers, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages (if any) thereon to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest and Liquidated Damages (if any) due on the relevant interest payment date), if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

                                       YEAR                                 PERCENTAGE
        ------------------------------------------------------------------  ----------
        2002..............................................................   105.688%
        2003..............................................................    102.844

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Note of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require that the Issuers repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages (if any) to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest and Liquidated Damages (if any) due on the relevant interest payment date).

     "Change of Control" means:

          (i) the sale, lease or transfer, in one transaction or a series of related transactions, of all or substantially all the assets of Globalstar and the Restricted Subsidiaries;

          (ii) the adoption of a plan relating to the liquidation or dissolution of Globalstar or Globalstar Capital;

          (iii) one or more Dispositions which cause Loral's direct and indirect equity interest in Globalstar to be reduced by more than 30% as compared to its direct and indirect equity interest in Globalstar as of December 31, 1996; or

          (iv) the first day on which:

             (a) Globalstar fails to own, of record and beneficially, 100% of the equity interests and voting stock of Globalstar Capital; or

             (b) Loral fails to be, or, directly or indirectly, fails solely to control, the sole managing general partner of Globalstar.

     Notwithstanding clauses (i), (ii) and (iv)(b) above, neither the acquisition by GTL, Loral or any wholly owned subsidiary of Loral of a majority of the partnership interests in, or substantially all the assets of, Globalstar, nor the merger of Globalstar with and into GTL, Loral or any wholly owned subsidiary of Loral shall constitute a change in control; provided, however, that with respect to clause (iv)(b), Loral continues to control, or is, the corporate successor to Globalstar.

     "Disposition" means (i) the sale, transfer or other conveyance by Loral or any of its Subsidiaries (other than to a wholly owned subsidiary of Loral) of
(a) Globalstar partnership interests or (b) equity interests in any entity (an "intermediate entity") which owns, directly or indirectly, Globalstar partnership interests or (ii) the issue and sale by any such intermediate entity of its equity securities to one or more third parties if and to the extent the proceeds of such issue and sale are distributed by such intermediate entity to Loral or any of its Subsidiaries.

     Within 30 days following any Change of Control, the Issuers shall mail a notice to each Holder with a copy to the Trustee stating: (i) that a Change of Control has occurred and that such Holder has the right to require the Issuers to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages (if any) to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest and Liquidated Damages (if any) on the relevant interest payment date); (ii) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, each after giving effect to such Change of Control); (iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and
(iv) the instructions determined by the Issuers, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     The Issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the covenant described hereunder by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Issuers and the Initial Purchasers. Management has no present intention and is not aware that Loral has any present intention to engage in a transaction involving a Change of Control. Subject to the limitations discussed below, the Issuers or Loral could, in the future, enter into certain transactions, including, dispositions, acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could change the ownership, increase the amount of indebtedness outstanding or otherwise affect Globalstar's capital structure or credit ratings. Restrictions on the ability of the Issuers to Incur additional Debt are contained in the covenants described under "-- Covenants -- Limitation on Consolidated Debt" and "-- Covenants -- Limitation on Liens". Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

     Future indebtedness of the Issuers may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuers to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Globalstar. Finally, the Issuers' ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by the Issuers' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relative to the Issuers' obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

ASSET DISPOSITIONS

     The Issuers may not, and may not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Disposition unless: (i) Globalstar, Globalstar Capital or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition, as determined by the General Partners' Committee of Globalstar in good faith and evidenced by a resolution filed with the Trustee; (ii) at least 80% of the consideration thereof received by Globalstar, Globalstar Capital or such Restricted Subsidiary, as the case may be, consists of (a) cash or Marketable Securities or
(b) the assumption of Debt (other than Subordinated Obligations) of Globalstar, Globalstar Capital or such Restricted Subsidiary and the release of the Issuers and the Restricted Subsidiaries, as applicable, from all liability on the Debt assumed; and (iii) all Net Available Proceeds, less any amounts invested within 180 days of such disposition in assets that comply with the covenant described under "-- Covenants -- Business Activities", are applied within 180 days of such disposition (1) first, to the permanent repayment or reduction of Debt then outstanding under any Bank Credit Agreement or Vendor Financing Facility, to the extent such agreement or facility would require such application or prohibit payments pursuant to the following clause (2), (2) second, to the extent of remaining Net Available Proceeds, to make an Offer to Purchase outstanding Notes at 100% of their principal amount plus accrued and unpaid interest and Liquidated Damages (if any) to the date of purchase thereon and, to the extent required by the terms thereof, any other Debt of Globalstar, Globalstar Capital or a Restricted Subsidiary that ranks pari passu with the Notes at a price no greater than 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase and (3) third, to the extent of any remaining Net Available Proceeds following the completion of the Offer to Purchase, to the repayment of other Debt of Globalstar or Debt of a Restricted Subsidiary, to the extent permitted under the terms thereof. To the extent any Net Available Proceeds remain after such uses, Globalstar and the Restricted Subsidiaries may use such amounts for any purposes not prohibited by the Indenture. Notwithstanding the foregoing, these provisions shall not apply to any Asset Disposition which constitutes a transfer, conveyance, sale, lease or other disposition of all or substantially all of Globalstar's properties or assets as described under "-- Covenants -- Merger, Consolidation or Sale of Assets".

     The Issuers shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this covenant by virtue thereof. The provisions under the Indenture relative to the Issuers' obligation to make an Offer to Purchase the Notes as described in this covenant may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

COVENANTS

     The Indenture contains, among others, the following covenants:

     LIMITATION ON CONSOLIDATED DEBT

     The Issuers may not, and may not permit any Restricted Subsidiary to, Incur any Debt; provided, however, that the Issuers or any Restricted Subsidiary may Incur Debt so long as the ratio of (i) the aggregate consolidated principal amount of Debt of the Issuers and the Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof to (ii) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters ending on the date of such balance sheet determined on a pro forma basis as if any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters, would be less than
4.0 to 1.0 (the "Debt Coverage Ratio").

     Notwithstanding the foregoing limitation, the Issuers and any Restricted Subsidiary may Incur the following:

          (i) Debt Incurred under any one or more Bank Credit Agreements, Vendor Financing Facilities or other agreements or arrangements to finance the Build-out; provided, however, that Debt Incurred pursuant to this clause
     (i), other than Debt Incurred pursuant to a Bank Credit Agreement or a Vendor Financing Facility, shall not have a Stated Maturity on or earlier than the Stated Maturity of the Notes, and shall not be mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or be redeemable at the option of the holder thereof, in whole or in part, on or prior to the Stated Maturity of the Notes;

          (ii) Debt under any one or more Bank Credit Agreements or other agreements or arrangements to finance working capital requirements of Globalstar and any Refinancing Debt in respect of such Debt; provided, however, at the time of the Incurrence of such Debt and after giving effect thereto, the aggregate principal amount of all Debt Incurred pursuant to this clause (ii) and then outstanding shall not exceed $100 million;

          (iii) Debt owed by the Issuers to any Wholly-Owned Restricted Subsidiary or Debt owed by any Wholly-Owned Restricted Subsidiary to the Issuers or to another Wholly-Owned Restricted Subsidiary; provided, however, that upon either (x) the transfer or other disposition by such Wholly-Owned Restricted Subsidiary or the Issuers of any Debt so permitted to a Person other than the Issuers or another Wholly-Owned Restricted Subsidiary or (y) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly-Owned Restricted Subsidiary to a Person other than the Issuers or another such Wholly-Owned Restricted Subsidiary, the provisions of this clause (iii) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred by the issuer thereof at the time of such issuance, sale, lease, transfer or other disposition;

          (iv) Refinancing Debt Incurred to Refinance Debt Incurred pursuant to the first paragraph of this covenant or pursuant to clause (i), (vi) or
     (vii) or this clause (iv) of this paragraph;

          (v) Debt consisting of Permitted Interest Rate and Currency Protection Agreements;

          (vi) Debt represented by the Notes;

          (vii) Debt outstanding on the Issue Date (other than Debt described in clause (i), (ii), (iii), (vi) or (viii) of this paragraph);

          (viii) Debt (including Capital Lease Obligations) of Globalstar or any Restricted Subsidiary financing the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), in each case Incurred no more than 180 days after such purchase, lease or improvement of such property and any Refinancing Debt in respect of such Debt, provided, however, that (x) the amount of such Debt (net of original issue discount) does not exceed, at the time initially Incurred, 90% of the fair market value of such acquired property or equipment and (y) at the time of the Incurrence of such Debt and after giving effect thereto, the aggregate amount of all Debt Incurred pursuant to this clause (viii) and then outstanding shall not exceed $100 million;

          (ix) Debt consisting of performance and other similar bonds and reimbursement obligations Incurred in the ordinary course of business securing the performance of contractual, franchise or license obligations of the Issuers or a Restricted Subsidiary, or in respect of a letter of credit obtained to secure such performance; and

          (x) Debt in an aggregate principal amount which, together with all other Debt of the Issuers and the Restricted Subsidiaries outstanding on the date of such Incurrence (other than Debt permitted by clauses (i) through (ix) above or the first paragraph of this covenant) does not exceed $50 million.

     For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt the Issuers and the Restricted Subsidiaries are permitted to Incur, the Issuers or such Restricted Subsidiary, as the case may be, shall have the right, in their sole discretion, to classify such item of Debt at the time of its Incurrence and shall only be required to include the amount and type of such Debt under the clause permitting the Debt as so classified.

     LIMITATION ON LIENS

     The Issuers may not, and may not permit any Restricted Subsidiary, directly or indirectly, to Incur or permit to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except for the following Liens (each, a "Permitted Lien"):

          (i) Liens to secure up to $500 million of Debt permitted to be incurred under the Indenture so long as effective provision is made to secure the Notes equally and ratably with (or prior to) the obligation so secured;

          (ii) Liens in favor of Holders of the Notes;

          (iii) Liens in favor of the Issuers;

          (iv) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries (other than inventory and receivables generated in the ordinary course of business and substitute property);

          (v) Liens on property at the time such Person or any of its Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries;

          (vi) Liens securing Debt Incurred pursuant to clause (viii) of the second paragraph of the covenant described under "-- Limitation on Consolidated Debt"; provided, however, that the Lien may not extend to any assets owned by an Issuer or any Restricted Subsidiary other than (a) the assets being financed or refinanced and income and proceeds therefrom and
     (b) any other assets of such obligor securing other Debt of such obligor to the same secured party;

          (vii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (viii) Liens existing on the Issue Date;

          (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (x) Liens incurred in the ordinary course of business of the Issuers and the Restricted Subsidiaries with respect to obligations that do not exceed $10.0 million at any one time outstanding and that:

             (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); and

             (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Issuers and the Restricted Subsidiaries.

     LIMITATION ON RESTRICTED PAYMENTS

     The Issuers may not, and may not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time such Issuer or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Issuers are not able to Incur an additional $1.00 of Debt pursuant to the first paragraph of the covenant described under "-- Limitation on Consolidated Debt"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

          (a) 50% of the Consolidated Net Income of Globalstar accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

          (b) the aggregate Net Cash Proceeds received by Globalstar from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of Globalstar and other than an issuance or sale to an employee stock ownership plan or to a trust established by Globalstar or any of its Subsidiaries for the benefit of their employees);

          (c) the amount by which Debt of Globalstar is reduced on the balance sheet of Globalstar upon the conversion or exchange (other than by a Subsidiary of Globalstar) subsequent to the Issue Date of any Debt of Globalstar convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Globalstar (less the amount of any cash, or the fair value of any other property, distributed by Globalstar upon such conversion or exchange); and

          (d) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to Globalstar or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to Globalstar's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by Globalstar or any Restricted Subsidiary in such Unrestricted Subsidiary.

     Notwithstanding the foregoing, Globalstar may (i) subject to clause (vi) below, pay any dividend on Capital Stock of any class within 60 days after the declaration thereof if, on the date when the dividend was declared, Globalstar could have paid such dividend in accordance with the foregoing provisions; (ii) repurchase any shares of its Capital Stock or options to acquire its Capital Stock from Persons who were formerly officers or employees of Globalstar; provided however, that the aggregate amount of all such repurchases made pursuant to this clause (ii) shall not exceed $2 million, plus the aggregate cash proceeds received by Globalstar since the Issue Date of its Capital Stock or options to acquire its Capital Stock to members, officers, managers and employees of Globalstar or any of its Subsidiaries; (iii) Refinance, and permit its Restricted Subsidiaries to Refinance, any Debt otherwise permitted to be Refinanced by clause (iv) of the second paragraph under "-- Limitation on Consolidated Debt" above; (iv) so long as Globalstar is treated as a partnership for U.S. federal income tax purposes, make distributions in respect of members' or partners' income tax liability with respect to Globalstar in an amount not to exceed the Tax Amount; (v) make distributions to GTL to pay GTL's ordinary and reasonable operating expenses related to Globalstar, as set forth in an Officers' Certificate delivered to the Trustee; (vi) pay any scheduled dividend on Special Preferred Obligations; provided, however, that at the time of payment of any such dividend (other than a dividend paid only by distributions of additional Special Preferred Obligations), no other Default shall have occurred and be continuing (or result therefrom); (vii) make any Restricted Payment by exchange for, or out of the proceeds of the substantially concurrent sale of, or capital contribution in respect of, Capital Stock of Globalstar (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Globalstar or an employee stock ownership plan or to a trust established by Globalstar or any of its

Subsidiaries for the benefit of their employees); (viii) contribute its Investment in Globaltel Russia to an Unrestricted Subsidiary; and (ix) make other Restricted Payments in an aggregate amount not to exceed $10 million.

     Any Restricted Payment made pursuant to clauses (ii), (iii), (iv), (vi),
(vii), (viii) and (ix) of the immediately preceding paragraph shall be excluded from the calculation of the aggregate amount of Restricted Payments made since the Issue Date; provided, however, that the Net Cash Proceeds from the issuance of Capital Stock pursuant to clauses (ii) and (vii) of the immediately preceding paragraph shall be excluded from the calculation of amounts under clause (b) of the second preceding paragraph.

     DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Issuers may not, and may not permit any Restricted Subsidiary, directly or indirectly, to create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (i) pay dividends or make any other distributions to the Issuers or any of their Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

          (ii) pay any indebtedness owed to the Issuers or any Restricted Subsidiary;

          (iii) make loans or advances to the Issuers or any Restricted Subsidiary; or

          (iv) transfer any of its properties or assets to the Issuers or any Restricted Subsidiary.

     Notwithstanding the foregoing, the Issuers may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction
(a) pursuant to any agreement in effect on the Issue Date; (b) pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries; (c) pursuant to an agreement effecting a Refinancing of Debt Incurred pursuant to an agreement referred to in clause (a) or (b) above or clause (d) below, provided, however, that the provisions contained in such Refinancing agreement relating to such encumbrance or restriction are no more restrictive taken as a whole (as determined in good faith by the Chief Financial Officer of Globalstar) than the provisions contained in the predecessor agreement the subject thereof; (d) in the case of clause (iii) above, consisting of restrictions contained in any security agreement (including a Capital Lease Obligation) securing Debt of the Issuers or a Restricted Subsidiary otherwise permitted under the Indenture, but only to the extent such encumbrances or restrictions restrict the transfer of the property subject to such security agreement; (e) in the case of clause (iv) above, consisting of customary nonassignment provisions entered into in the ordinary course of business in leases governing leasehold interests, but only to the extent such provisions restrict the transfer of the lease or the property thereunder; (f) with respect to a Restricted Subsidiary, imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary; provided however, that after giving effect to such transaction no Default shall have occurred or be continuing, that such restriction terminates if such transaction is not consummated and that such consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into;
(g) imposed pursuant to applicable law or regulations; (h) imposed pursuant to the Indenture and the Notes; or (i) consisting of any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property.

     LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED
SUBSIDIARIES

     The Issuers may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary to any person other than Globalstar, Globalstar Capital or a Wholly-Owned Restricted Subsidiary except (i) in a transaction consisting of a sale of all the Capital Stock of such Restricted Subsidiary and that complies with the provisions described under "-- Asset Dispositions" above to the extent such provisions apply; (ii) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares; (iii) in a transaction in which, or in connection with which, an Issuer or a Restricted Subsidiary acquires at the same time sufficient Capital Stock of such Restricted Subsidiary to at least maintain the same percentage ownership interest it had prior to such transaction; and (iv) Disqualified Stock of a Restricted Subsidiary Incurred to Refinance Disqualified Stock of such Restricted Subsidiary; provided, however, that the amounts of the redemption obligations of such Disqualified Stock shall not exceed the amounts of the redemption obligations of, and such Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being Refinanced.

     TRANSACTIONS WITH AFFILIATES

     The Issuers may not, and may not permit any Restricted Subsidiary, directly or indirectly, to enter into any transactions (or series of related transactions) with an Affiliate or Related Person of the Issuers (other than the Issuers or a Wholly-Owned Restricted Subsidiary) (an "Affiliate Transaction") unless:

          (i) such Affiliate Transaction is on terms that are no less favorable to Globalstar, Globalstar Capital or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Globalstar, Globalstar Capital or such Restricted Subsidiary, as the case may be, with an unrelated Person; and

          (ii) Globalstar delivers to the Trustee:

             (a) with respect to any Affiliate Transaction involving aggregate consideration in excess of $1 million (other than financing transactions that are not vendor financing transactions pursuant to a Vendor Financing Facility) and entered into in connection with the Build-out, a certificate of the Chief Executive Officer of Globalstar to the effect that a majority of the disinterested limited partners of Globalstar have approved such Affiliate Transaction; provided, however, that there is at least one disinterested limited partner at the time of such Affiliate Transaction; provided further, however, that any limited partner receiving any compensation in respect of its approval shall be deemed not to be a disinterested limited partner; or

             (b)(1) with respect to any Affiliate Transaction involving aggregate consideration in excess of $1 million, a certificate of the Chief Executive Officer of Globalstar to the effect that such Affiliate Transaction complies with clause (i) above; and (2) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10 million, an opinion as to the fairness to Globalstar, Globalstar Capital or such Restricted Subsidiary, as the case may be, of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor or, with respect to telecommunications-related matters, a recognized expert in the satellite telecommunications industry;

provided, however, that the following shall be deemed not to be Affiliate
Transactions:

          (1) employee compensation arrangements entered into in the ordinary course of business and approved by the General Partners' Committee of Globalstar;

          (2) transactions solely between or among the Issuers and the Restricted Subsidiaries;

          (3) Restricted Payments permitted by the covenant described under "-- Limitation on Restricted Payments";

          (4) Investments by an Affiliate or Related Person of Globalstar or Globalstar Capital in the Capital Stock (other than Disqualified Stock) of Globalstar or any Restricted Subsidiary; and

          (5) an Affiliate or Related Person of the Issuers acting as agent for the placement or acquisition of launch services or insurance on behalf of the Issuers or any Restricted Subsidary.

     BUSINESS ACTIVITIES

     The Issuers may not, and may not permit any Restricted Subsidiary to, engage in any business other than that which is related to the design, development, procurement, installation, operation and ownership of telecommunications systems and businesses.

     MAINTENANCE OF INSURANCE

     The Issuers shall:

          (i) maintain, with respect to each satellite in the Globalstar System, for the period beginning at least 45 days prior to, and at all times up to and including, the launch of such satellite, launch insurance with respect to such satellite in an amount sufficient to provide for the construction, launch and insurance of a replacement satellite to be payable in the event of a launch failure; and

          (ii) in the event that more than 16 of Globalstar's satellites have ceased Operating for 90 consecutive days and fewer than 44 satellites are Operating as part of the Globalstar System (such an event, an "In-orbit Insurance Event"), obtain (within 60 days of such In-orbit Insurance Event), and thereafter maintain, in-orbit insurance in an amount sufficient to provide for the construction, launch and insurance of replacement satellites for at least 16 of Globalstar's satellites still operating or, if such in-orbit insurance in such amount is not then commercially available from traditional insurance providers, such lesser amount as is so available.

     The obligation of the Issuers to maintain insurance pursuant to this covenant may be satisfied by any combination of:

          (i) insurance commitments obtained from any recognized insurance provider;

          (ii) insurance commitments obtained from any other entity if the General Partners' Committee of Globalstar determines in good faith that such entity is creditworthy and otherwise capable of bearing the financial risk of providing such insurance;

          (iii) unrestricted cash segregated and maintained by Globalstar in a segregated account (the "Insurance Account") solely for disbursement in accordance with the last paragraph of this covenant ("Cash Insurance"); and

          (iv) in respect of the insurance described in clause (i) of the preceding paragraph, self-insurance for the launch of up to 12 satellites; provided, however, that no earlier than 60 days prior to the scheduled launch of any such satellites:

             (a) the Issuers deliver an Officers' Certificate to the Trustee certifying that they have sufficient committed capital to construct, launch and insure at least 44 satellites, in addition to the satellites with respect to which the Issuers are self-insuring; and

             (b) the Issuers obtain an opinion from an investment banking firm that is an Independent Financial Advisor to the effect that the Issuers would be able to raise sufficient capital in the capital markets to replace, relaunch and insure such satellites in the event of a failure to successfully launch such satellites.

     Within 30 days following any date on which the Issuers are required to obtain insurance pursuant to the Indenture, the Issuers will deliver to the Trustee an insurance certificate certifying the amount of insurance then carried and an Officers' Certificate stating that such insurance, together with any other insurance or Cash Insurance maintained by the Issuers, complies with the Indenture. In addition, the Issuers will cause to be delivered to the Trustee no less than once each year an insurance certificate setting forth the amount of insurance then carried, which insurance certificate shall entitle the Trustee to:

          (i) notice of any claim under any such insurance policy; and

          (ii) at least 30 days notice from the provider of such insurance prior to the cancellation of any such insurance.

In the event that the Issuers maintain any Cash Insurance in satisfaction of any part of their obligation to maintain insurance pursuant to this covenant, the Issuers shall deliver an Officers' Certificate to the Trustee in lieu of any insurance certificate otherwise required by this covenant.

     In the event that the Issuers receive any proceeds of any launch or in-orbit insurance that they are required to maintain pursuant to this covenant, such proceeds shall constitute "Insurance Proceeds." In addition, if the Issuers maintain any Cash Insurance in satisfaction of any part of their obligations to maintain in-orbit insurance pursuant to this covenant, then upon the occurrence of the event (i.e., the in-orbit failure) that would have entitled the Issuers to the payment of insurance had the Issuers purchased insurance from an insurance provider, the cash maintained in the Insurance Account shall constitute "Insurance Proceeds." Promptly following the receipt of any Insurance Proceeds, the Issuers shall apply such Insurance Proceeds in accordance with the covenant described under "-- Asset Dispositions"; provided, however, that Insurance Proceeds shall only be required to be so applied to the extent that the aggregate amount of all Insurance Proceeds received by the Issuers exceeds $5 million in any 12-month period.

     SEC REPORTS

     Notwithstanding that the Issuers may not be, or may not be required to remain, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuers shall file with the Commission (unless the Commission will not accept such filing) and provide the Trustee and Holders of the Notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

     In addition, for so long as any Notes remain outstanding, the Issuers shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     MERGER, CONSOLIDATION OR SALE OF ASSETS

     Neither Globalstar nor Globalstar Capital may consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person; provided, however, that Globalstar may consolidate with or merge with or into, or convey, transfer or lease, all or substantially all its assets to, any Person, if (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not Globalstar) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Globalstar under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Debt pursuant to the terms of the first paragraph of the covenant described under "-- Limitation on Consolidated Debt"; (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of Globalstar immediately prior to such transaction; and (v) Globalstar shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture (if any) comply with the Indenture.

     Globalstar may not permit any Subsidiary Guarantor (as defined below) to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless: (i) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a guaranty agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty; (ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Debt which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and (iii) Globalstar delivers to the Trustee a certificate of an officer and an opinion of counsel, each stating that such consolidation, merger or transfer and such guaranty agreement, if any, complies with the Indenture.

     The Successor Company shall be the successor to Globalstar and shall succeed to, and be substituted for, and may exercise every right and power of, Globalstar under the Indenture, and the predecessor Company (other than in the case of a lease) shall be released from the obligation to pay the principal of and interest and Liquidated Damages (if any) on the Notes.

     The meaning of the phrase "all or substantially all" as used above varies according to the facts and circumstances of the subject transaction, has not clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of Globalstar or Globalstar Capital, and therefore it may be unclear whether the foregoing provisions are applicable.

     FUTURE GUARANTORS

     In the event that, after the Issue Date, Globalstar shall acquire or create a Subsidiary, Globalstar shall cause such Subsidiary (unless such Subsidiary is a Transitory Equipment Subsidiary or is an Unrestricted Subsidiary) to Guarantee the Notes on terms and conditions set forth in the Indenture (such Guarantee, a "Subsidiary Guaranty").

     The form of the Subsidiary Guaranty provided by Restricted Subsidiaries (each, a "Subsidiary Guarantor") is provided for in the Indenture. Each Subsidiary Guaranty will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guaranty, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Upon the sale or other disposition of a Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor (in each case other than to Globalstar or an Affiliate of Globalstar) permitted by the Indenture, such Subsidiary Guarantor will be released and relieved from all its obligations under its Subsidiary Guaranty.

     BUSINESS ACTIVITIES OF GLOBALSTAR CAPITAL

     Globalstar Capital shall not engage in any trade or business, and shall conduct no business activity, other than the Incurrence of Debt permitted by the covenant described under "-- Limitation on Consolidated Debt" and the issuance of Capital Stock to Globalstar or any Wholly Owned Restricted Subsidiary and activities incidental thereto.

EVENTS OF DEFAULT AND REMEDIES

     An Event of Default is defined in the Indenture as (i) a default in the payment of interest or Liquidated Damages (if any) on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Issuers to comply with their obligations under "--Covenants--Merger, Consolidation or Sale of Assets" above, (iv) the failure by the Issuers to comply for 30 days after notice with any of their obligations in the covenants described above under "-- Change of Control" (other than a failure to purchase Notes) or "-- Asset Dispositions" (other than a failure to purchase Notes) or under "--Covenants" under "--Limitation on Consolidated Debt", "--Limitation on Liens",
"-- Limitation on Restricted Payments", "--Dividend and Other Payment Restrictions Affecting Subsidiaries", "--Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries", "--Transactions with

Affiliates", "--Business Activities", "--Maintenance of Insurance", "--SEC Reports", "--Future Guarantors" and "--Business Activities of Globalstar Capital", (v) the failure by the Issuers to comply for 60 days after notice with their other agreements contained in the Indenture, (vi) Debt of the Issuers or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Debt unpaid or accelerated exceeds $10 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of Globalstar, Globalstar Capital or a Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $10 million is entered against Globalstar, Globalstar Capital or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision") or (ix) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty. However, a default under clauses
(iv), (v) and (viii) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Issuers of the default and the Issuers do not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest and Liquidated Damages (if any) on all the Notes to be due and payable. Upon such a declaration, such principal, interest and Liquidated Damages shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of either Issuer occurs and is continuing, the principal of and interest and Liquidated Damages (if any) on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest or Liquidated Damages (if any) when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest or Liquidated Damages (if any) on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interest of the Holders of the Notes. In addition, Globalstar is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Globalstar also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action Globalstar is taking or proposes to take in respect thereof.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS AND STOCKHOLDERS

     No director, officer, partner (including general partners), employee, incorporator or stockholder of the Issuers, as such, shall have any liability for any obligations of the Issuers under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Issuers at any time may terminate all their obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Issuers at any time may terminate their obligations under "--Change of Control" and "--Asset Dispositions" and under the covenants described under "--Covenants" (other than the covenant described under "--Covenants --Merger, Consolidation and Sale of Assets"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "--Events of Default and Remedies" above and the limitations contained in clauses (iii) and (iv) under "--Covenants--Merger, Consolidation and Sale of Assets" above ("covenant defeasance").

     The Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Issuers exercise their legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuers exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "--Events of Default and Remedies" above or because of the failure of the Issuers to comply with clause (iii) or (iv) under "--Covenants--Merger, Consolidation and Sale of Assets" above. If the Issuers exercise their legal defeasance option or their covenant defeasance option, each Subsidiary Guarantor will be released from all its obligations with respect to such Subsidiary Guaranty.

     In order to exercise either defeasance option, the Issuers must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest and Liquidated Damages (if any) on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change after the Issue Date in applicable Federal income tax law).

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Notes selected for redemption. Also, the Issuers are not required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Subject to certain exceptions, the Indenture or the Notes may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest or Liquidated Damages (if any) on any Note,
(iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption", (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any Holder of the Notes to receive payment of principal of and interest and Liquidated Damages (if any) on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (vii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or
(viii) make any change in any Subsidiary Guaranty that would adversely affect the the rights of Noteholders.

     Without the consent of any Holder of the Notes, the Issuers and Trustee may amend the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of Globalstar under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to release such guarantees, to secure the Notes, to add to the covenants of the Issuers for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuers, to make any change that does not adversely affect the rights of any Holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Issuers are required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee should it become a creditor of the Issuers, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it, in its sole discretion, against any loss, liability or expense.

DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Restricted Subsidiary of such specified Person and (ii) Debt secured by a Lien encumbering any asset acquired by such specified Person, which Debt or Lien was not Incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.

     "Affiliate" of any Person means any other Person, directly or indirectly controlling or controlled by or under direct or indirect common control with such specific Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be decreed to be control. The terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" means any transfer, conveyance, sale, lease or other disposition (collectively, any "disposition") by the Issuers or any Restricted Subsidiary (including any disposition by means of a consolidation, merger or similar transaction) but excluding a disposition by a Restricted Subsidiary to the Issuers or a Wholly-Owned Restricted Subsidiary or by the Issuers to a Wholly-Owned Restricted Subsidiary of (i) shares of Capital Stock or other ownership interests of a Restricted Subsidiary, (ii) all or substantially all of the assets of the Issuers or any Restricted Subsidiary representing a division or line of business or (iii) other assets or rights of such Person or any of its Restricted Subsidiaries other than a disposition (a) in the ordinary course of business, (b) that constitutes a Restricted Payment which is permitted under "-- Covenants -- Limitation on Restricted Payments" above or (c) that is subject to the provisions set forth in the first paragraph under "-- Covenants -- Merger, Consolidation or Sale of Assets" above; provided, however, that a transaction described in clauses (i), (ii) and (iii) shall constitute an Asset Disposition only to the extent that the aggregate consideration for all such transfers, conveyances, sales, leases or other dispositions exceeds $5 million in any 12-month period.

     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bank Credit Agreement" means any one or more credit agreements (which may include or consist of revolving credits) between Globalstar, Globalstar Capital or any Restricted Subsidiary and one or more banks or other financial institutions providing financing for the business of Globalstar and its Restricted Subsidiaries.

     "Build-out" means the construction, acquisition, improvement, operation and development (including all costs related thereto) of the Globalstar System, until such time as Globalstar shall have (i) constructed at least 64 satellites for use in the Globalstar System; (ii) launched or attempted to launch (through "intentional ignition") at least 56 satellites for use in the Globalstar System; and (iii) commenced commercial service of the Globalstar System with at least 44 satellites in orbit and Operating.

     "Capital Lease Obligation" of any Person means an obligation that is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP (a "Capital Lease"). The Stated Maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The amount of such Debt represented by such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and shall (i) include any Special Preferred Obligations and other preferred equivalent obligations and (ii) exclude debt securities convertible into Capital Stock.

     "Commission" means the Securities and Exchange Commission and any successor agency.

     "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of Globalstar and its Restricted Subsidiaries for such period plus Consolidated Interest Expense of Globalstar and its Restricted Subsidiaries for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Income Tax Expense of Globalstar and its Restricted Subsidiaries for such period, (ii) the consolidated depreciation and amortization expense included in the income statement of Globalstar and its Restricted Subsidiaries for such period and
(iii) any non-cash expense related to the issuance to employees of Globalstar or any Restricted Subsidiary of Globalstar of options to purchase Capital Stock of Globalstar or such Restricted Subsidiary; provided, however, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary (calculated separately for such Restricted Subsidiary in the same manner as provided above for Globalstar) that is subject to a restriction which prevents the payment of dividends or the making of distributions to Globalstar or another Restricted Subsidiary to the extent of such restriction; provided further, however, that if Consolidated Cash Flow Available For Fixed Charges for any period shall be less than $1, Consolidated Cash Flow For Fixed Charges for such period shall be deemed to be $1.

     "Consolidated Income Tax Expense" for any period means the consolidated provision for income taxes of Globalstar and the Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, the consolidated interest expense included in a consolidated income statement (excluding interest income) of Globalstar and the Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP, plus, to the extent not so included, cash dividends paid during such period on Special Preferred Obligations.

     "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of Globalstar and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, less the amount of any cash dividends paid during such period on Special Preferred Obligations; provided, however, that there shall be excluded therefrom (i) the net income (or loss) of any Person acquired by Globalstar or a Restricted Subsidiary in a pooling-of-interests transaction for any period prior to the date of such transaction, (ii) the net income (and loss) of any Person that is not a Restricted Subsidiary except to the extent of the amount of dividends or other distributions actually paid to Globalstar or a Restricted Subsidiary by such Person during such period, (iii) gains (but not losses) on Asset Dispositions by Globalstar or any Restricted Subsidiary, (iv) all extraordinary gains and losses, (v) the cumulative effect of changes in accounting principles, (vi) non-cash gains or losses resulting from fluctuations in currency exchange rates,
(vii) any noncash gain or loss realized on the termination of any employee pension benefit plan and (viii) the tax effect of any of the items described in clauses (i) through (vii) above; provided further, however, that for purposes of any determination pursuant to the provisions described under "-- Covenants -- Limitation on Restricted Payments," (a) there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary that is subject to a restriction which prevents the payment of dividends or the making of distributions to Globalstar or another Restricted Subsidiary of Globalstar to the extent of such restriction and (b) there shall further be deducted therefrom an amount equal to the Tax Amount paid by Globalstar during such period.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less amounts attributable to Disqualified Stock of such Person; provided, however, that, with respect to Globalstar, adjustments following the date of the Indenture to the accounting books and records of Globalstar in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of Globalstar by another Person shall not be given effect to.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including any such obligations Incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (vii) all obligations to redeem Disqualified Stock issued by such Person, (viii) all Attributable Debt, (ix) every obligation under Interest Rate and Currency Protection Agreements of such Person, (x) every obligation of the type referred to in clauses (i) through (ix) of another Person secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured and (xi) every obligation of the type referred to in clauses (i) through (x) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed. The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP (b) any Receivables Sale shall be the amount of the unrecovered capital or principal investment of the purchaser (other than Globalstar or a Wholly-Owned Restricted Subsidiary) thereof, excluding amounts representative of yield or interest earned on such investment, (c) any Disqualified Stock, shall be the maximum fixed redemption or repurchase price in respect thereof, (d) any Capital Lease Obligation, shall be determined in accordance with the definition thereof and (e) any Permitted Interest Rate or Currency Protection Agreement shall be zero. In no event shall Debt include any liability for taxes. For purposes of determining any particular amount of Debt, Guarantees or Liens with respect to letters of credit supporting Debt otherwise included in the determination of a particular amount shall not be included.

     "Default" means an event that is, or after the passing of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the final Stated Maturity of the Notes; provided, however, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require Globalstar to repurchase or redeem such Preferred Stock upon the occurrence of a change of control occurring prior to the first anniversary of the final Stated Maturity of the Notes shall not constitute Disqualified Stock if the change of control provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the Notes contained in the covenant described under "-- Change of Control" and such Preferred Stock specifically provides that Globalstar will not repurchase or redeem any such stock pursuant to such provisions prior to Globalstar's repurchase of such Notes as are required to be repurchased pursuant to the covenant described under "-- Change of Control"; provided further, however, that all Special Preferred Obligations shall be deemed to be Disqualified Stock.

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A-3" or higher or "A-" or higher according to Moody's Investors Service, Inc. or Standard & Poor's Ratings Group (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities
Act)) respectively, at the time as of which any investment or rollover therein is made.

     "Event of Default" has the meaning set forth under "-- Events of Default and Remedies" above.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act) and the rules and regulations thereunder.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "General Partners' Committee" means the committee consisting of representatives of the general partners of Globalstar that governs the activities of Globalstar.

     "Globalstar System" means Globalstar's worldwide, low-earth orbit, satellite-based digital telecommunications system as described in Globalstar's Prospectus dated February 13, 1997 with respect to the Notes.

     "Globaltel Russia" means Globalstar-Space Telecommunications, a Russian closed joint stock company.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which have a remaining weighted Average Life to maturity of not more than one year from the date of Investment therein.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person, (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

     "Holders" means the registered holders from time to time of the Notes.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt. Notwithstanding the foregoing, Globalstar may elect to treat all or any portion of revolving credit debt of Globalstar or a Subsidiary as being Incurred from and after any date beginning the date the revolving credit commitment is extended to Globalstar or a Subsidiary, by furnishing notice thereof to the Trustee, and any borrowings or reborrowings by Globalstar or a Subsidiary under such commitment up to the amount of such commitment designated by Globalstar as Incurred shall not be deemed to be new Incurrences of Debt by Globalstar or such Subsidiary; provided, however, that the undrawn portion of any such revolving credit debt shall be deemed to be outstanding Debt until such time as the commitment thereunder is terminated. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Debt.

     "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the judgement of the General Partners' Committee of Globalstar, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Issuers and their Subsidiaries and Affiliates.

     "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person, but excluding any loan, advance or extension of credit to an employee of Globalstar or any Restricted Subsidiary in the ordinary course of business, accounts receivables and other commercially reasonable extensions of trade credit.

     "Issue Date" means the date on which the Units are first issued and delivered.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

     "Marketable Securities" means: (i) Government Securities; (ii) any time deposit account, money market deposit and certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of Globalstar) with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's Investors Service, Inc. or "A-1" or higher according to Standard & Poor's Ratings Group (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; (v) repurchase obligations with a term of not more than 7 days for Government Securities entered into with an Eligible Institution; and
(vi) any fund investing exclusively in investments of the types described in clauses (i) through (v) above.

     "Net Available Proceeds" from any Asset Disposition by any Person means cash or Marketable Securities received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes (including taxes payable upon payment or other distribution of funds from a foreign subsidiary to Globalstar or another Subsidiary of Globalstar) required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Restricted Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition, (iv) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the General Partners' Committee of Globalstar, in its reasonable good faith judgment evidenced by a board resolution filed with the Trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction, and (v) any consideration for an Asset Disposition (which would otherwise constitute Net Available Proceeds) that is required to be held in escrow pending determination of whether a purchase price adjustment will be made, but amounts under this clause (v) shall become Net Available Proceeds at such time and to the extent such amounts are released to such Person.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Non-Recourse Debt" means Debt:

          (i) as to which neither the Issuers nor any Restricted Subsidiary:

             (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt);

             (b) is directly or indirectly liable (as a guarantor or otherwise); or

             (c) constitutes the lender;

          (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Issuer or any Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Issuers or any Restricted Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuers or any of their Restricted Subsidiaries.

     "Offer to Purchase" means a written offer (the "Offer") sent by Globalstar by first class mail, postage prepaid, to each holder at his address appearing in the Note Register on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Issuers shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of Globalstar's obligation to make an Offer to Purchase, and the Offer shall be mailed by Globalstar or, at Globalstar's request, by the Trustee in the name and at the expense of Globalstar. The Offer shall contain information concerning the business of Globalstar and its Subsidiaries which Globalstar in good faith believes will enable such holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in Globalstar's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring Globalstar to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring Globalstar to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Offer to Purchase.

     "Operating" means, with respect to any satellite, that at least 50% of the call circuits of such satellite are operating at design performance specifications.

     "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.

     "Permitted Investment" means an Investment by an Issuer or any Restricted Subsidiary (i) in any Person as a result of which such Person becomes a Restricted Subsidiary, (ii) in Marketable Securities, (iii) in Permitted Interest Rate or Currency Protection Agreements, (iv) made as a result of the receipt of noncash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described under "-- Asset Dispositions" and (v) consisting of loans or advances to employees made in the ordinary course of business not to exceed $3 million in the aggregate outstanding at any one time.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money in respect of the sale of goods or services.

     "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.

     "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Debt" means Debt that Refinances any Debt of the Issuers or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Debt that Refinances Refinancing Debt; provided, however, that (i) such Refinancing Debt has a Stated Maturity no earlier than the Stated Maturity of the Debt being Refinanced, (ii) such Refinancing Debt has an Average Life at the time such Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being Refinanced, (iii) such Refinancing Debt has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Debt being Refinanced,
(iv) in the event the Debt being Refinanced constitutes a Subordinated Obligation, the Refinancing Debt is subordinated to the Notes to at least the same extent as the Debt being Refinanced and (v) Special Preferred Obligations may only be Refinanced with Preferred Stock (other than Preferred Stock that is Disqualified Stock), other Special Preferred Obligations or Subordinated Obligations; provided further, however, that Refinancing Debt shall not include
(x) Debt of a Subsidiary that Refinances Debt of the Issuers or (y) Debt of the Issuers or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

     "Related Person" of any Person means any other Person directly or indirectly owning (a) 10% or more of the outstanding common equity of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person) or (b) 10% or more of the combined voting power of the Voting Stock of such Person.

     "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Issuers or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Restricted Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the an Issuer held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Issuers (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Issuers that is not Disqualified Stock),
(iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of Globalstar, whether existing on or after the Issue Date, unless such Subsidiary is an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby an Issuer or a Restricted Subsidiary transfers such property to a Person and an Issuer or a Restricted Subsidiary leases it from such Person.

     "Significant Subsidiary" means a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

     "Special Preferred Obligations" means (i) preferred partnership interests of Globalstar existing as of the Issue Date and (ii) any preferred partnership interests, convertible preferred equivalent obligations or similar preferred obligations of Globalstar issued after the Issue Date to finance the Build-out; provided, however, that any such preferred partnership interests, convertible preferred equivalent obligations or similar preferred obligations of Globalstar issued after the Issue Date shall not constitute Special Preferred Obligations if such interest or obligation, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the Holders), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the Notes; provided further, however, that any such interest or obligation which would constitute Special Preferred Obligations but for provisions thereof giving holders thereof the right to require Globalstar to repurchase or redeem such interest or obligation upon the occurrence of a change of control occurring prior to the final Stated Maturity of the Notes shall constitute Special Preferred Obligations if the change of control provisions applicable to such interest or obligation are no more favorable to the holders of such interest or obligation than the provisions applicable to the Notes contained in the covenant described under "-- Change of Control" and such interest or obligation specifically provides that Globalstar will not repurchase or redeem any such interest or obligation pursuant to such provisions prior to Globalstar's repurchase of such Notes as are required to be repurchased pursuant to the covenant described under "-- Change of Control". Notwithstanding the foregoing, preferred partnership interests, convertible preferred equivalent obligations or similar preferred obligations of Globalstar issued after the Issue Date shall not be Special Preferred Obligations unless, at the time of their issuance, Globalstar shall certify to the Trustee that such interests or obligations shall be designated Special Preferred Obligations.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Subordinated Obligation" means any Debt of the Issuers (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

     "Subsidiary" of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or
(ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     "Tax Amount" means, with respect to any year, an amount not to exceed the sum of the ordinary income from trade or business activities and other items of income, loss and deduction reported by Globalstar for that year for United States federal income tax purposes multiplied by a percentage equal to the sum of (a) the highest applicable federal corporation income tax rate for that year (expressed as a percentage) plus (b) 8% multiplied by the excess of 100% over the highest applicable federal corporate income tax for that year (expressed as a percentage).

     "Transitory Equipment Subsidiary" means a Subsidiary of Globalstar whose only business activity is acquiring equipment from Globalstar for the sole purpose of selling such equipment to a service provider of Globalstar; provided, however, that Globalstar retains a security interest in such equipment so long as it is owned by such Subsidiary; provided further, however, that such Subsidiary has no Debt outstanding at any time other than Debt represented by such security interest.

     "Unrestricted Subsidiary" means (i) any Subsidiary of Globalstar designated as such by the General Partner's Committee as set forth below where (a) neither Globalstar nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) (1) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt), (2) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, or
(3) has any obligation to make additional Investments in such Subsidiary or any Subsidiary of such Subsidiary, (b) such Subsidiary has no Debt other than Non-Recourse Debt; provided, however, that if any Unrestricted Subsidiary Incurs any Debt other than Non-Recourse Debt or any Non-Recourse Debt Incurred by such Unrestricted Subsidiary shall thereafter cease for any reason to be Non-Recourse Debt, such event shall be deemed to constitute an Incurrence of such Debt by Globalstar and such Unrestricted Subsidiary shall be deemed to be a Restricted Subsidiary for purposes of the covenant described under "-- Covenants -- Future Guarantors" and (c) such Subsidiary and each Subsidiary of such Subsidiary has at least one director on its board of directors that is not a director or executive officer of Globalstar or any Restricted Subsidiary and (ii) any Subsidiary of an Unrestricted Subsidiary. The General Partner's Committee may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary or any Subsidiary of such Subsidiary owns any Capital Stock or Debt of, or owns or holds any Lien on any property of, Globalstar or any other Subsidiary of Globalstar which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) immediately after giving effect to such designation, Globalstar could incur an additional $1.00 of Debt pursuant to the first paragraph under "Covenants -- Limitation on Consolidated Debt" above and provided further, however, that Globalstar could make a Restricted Payment in an amount equal to the greater of the fair market value and the book value of such Subsidiary pursuant to the covenant described under "-- Covenants -- Limitation on Restricted Payments" and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder. The General Partners' Committee may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that, immediately after giving effect to such designation, Globalstar could incur an additional $1.00 of Debt pursuant to the first paragraph under "-- Covenants -- Limitation on Consolidated Debt" above. Notwithstanding the foregoing, neither Globalstar Capital nor any of its Subsidiaries shall be Unrestricted Subsidiaries.

     "Vendor Financing Facility" means any agreements between Globalstar, Globalstar Capital and/or any Restricted Subsidiary and one or more vendors or lessors of equipment to Globalstar, Globalstar Capital and/or any Restricted Subsidiary (or any affiliate of any such vendor or lessor) providing financing for the acquisition by Globalstar or any such Restricted Subsidiary of equipment from any such vendor or lessor.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly-Owned Restricted Subsidiary" means a Restricted Subsidiary 99% or more of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by Globalstar or by one or more Wholly-Owned Restricted Subsidiaries of Globalstar or by Globalstar and one or more Wholly-Owned Restricted Subsidiaries of Globalstar.

REGISTRATION RIGHTS

     The Issuers and the Initial Purchasers have entered into the registration rights agreement, dated February 19, 1997 (the "Registration Rights Agreement") pursuant to which the Issuers agreed to file with the Commission this Registration Statement with respect to an offer to exchange the Original Notes for the Exchange Notes. If the Issuers are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or under certain other circumstances, the Issuers will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Issuers will use reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

     The Registration Rights Agreement also provides that (i) the Issuers will use their reasonable efforts to have this Registration Statement declared effective by the Commission on or prior to 150 days after February 19, 1997,
(ii) unless the Exchange Offer would not be permitted by applicable law or the Commission's policy, the Issuers will commence the Exchange Offer and use their reasonable efforts to issue, on or prior to 30 business days after the date on which this Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iii) if obligated to file the Shelf Registration Statement, the Issuers will use their reasonable efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises (and in any event within 150 days after February 19, 1997) and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 30 days after such obligation arises. If (a) the Issuers fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing,
(b) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Issuers fail to consummate the Exchange Offer within 30 days of the Effectiveness Target Date with respect to the Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Issuers will pay liquidated damages ("Liquidated Damages") to each holder of Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Notes. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain material federal income tax considerations relevant to the acquisition, ownership and disposition of the Notes by initial holders who or which acquired the Notes at original issue for cash. This does not purport to be a complete analysis or listing of all potential tax considerations that may be relevant to initial holders, and does not purport to discuss tax considerations that may be relevant to subsequent holders (which considerations may differ from those described herein) of the Notes. The discussion does not include the special rules that may apply to certain holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States), and does not address the tax consequences of the laws of any state, locality or foreign jurisdiction. The discussion is based upon currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change and any such change could affect the continuing validity of this discussion. The Issuers have not sought and will not seek any rulings from the IRS with respect to the positions of Globalstar discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the acquisition, ownership or disposition of the Notes or that any such IRS position would not be sustained. This discussion applies only to a holder that will hold Notes as "capital assets" within the meaning of Section 1221 of the Code. Globalstar will receive an opinion of Willkie Farr & Gallagher that it is a partnership and not an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes.

     EACH PURCHASER IS URGED TO CONSULT HIS OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE UNITS, NOTES AND WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE OR FOREIGN INCOME AND OTHER TAX LAWS.

UNITED STATES FEDERAL INCOME TAXATION OF U.S. HOLDERS

     This section discusses certain rules applicable to a holder of Notes that is a United States Holder. For purposes of this discussion, a "United States Holder" means a holder of Notes who or which is (i) an individual who is a citizen or resident of the United States for U.S. Federal Income tax purposes,
(ii) a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof (including the States and the District of Columbia), (iii) an estate or trust described in Section 7701(a)(30) of the Code, or (iv) a person whose worldwide income or gain is otherwise subject to U.S. Federal income taxation on a net income basis.

TAX TREATMENT OF THE NOTES

     Original Issue Discount. The Notes were issued with original issue discount for federal income tax purposes. The amount of original issue discount ("OID") on a Note is the excess of the stated redemption price at maturity over such Note's issue price. The "stated redemption price at maturity" of each Note is the sum of all payments (other than stated interest) with respect to each such Note. The "issue price" of each Note is that portion of the issue price of each unit allocated to the Note by the Issuers, unless a holder disclosed a different allocation on a statement attached to such holder's timely filed federal income tax return for such holder's taxable year that included the acquisition date of a unit. Any such allocation is not binding on the IRS, which may challenge any such allocation. Each holder (whether a cash or accrual method taxpayer) will be required to include in income such OID as it accrues, in advance of the receipt of some or all of the related cash payments.

     The amount of OID includable in income by the initial holder of a Note is the sum of the "daily portions"of OID with respect to the Note for each day during the taxable year or portion of the taxable year on which such holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. The amount of OID allocable to any accrual period other than the initial short accrual period and the final accrual period is an amount equal to the excess of (i) the product of a Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the amount of any stated interest payments allocable to such accrual period. The "yield to maturity" is the discount rate that, when applied to all payments under a Note, results in a present value equal to the issue price. The amount of OID allocable to the final accrual period is the difference between the amount payable at maturity (other than a payment of stated interest) and the adjusted issue price of the Note at the beginning of the final accrual period. The amount of OID allocable to the initial short accrual period may be computed under any reasonable method. The adjusted issue price of the Note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period. The Issuers are required to report the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

     Sale, Retirement or Other Taxable Disposition. A holder of a Note will recognize gain or loss upon the sale, retirement or other taxable disposition of such Note. Such gain or loss will generally be equal to the difference between
(i) the amount of cash and the fair market value of property received for such Note (other than amounts representing accrued but unpaid stated interest) and
(ii) the holder's adjusted tax basis in the Note. The adjusted tax basis of a
Note in the hands of an original holder generally will be equal to the Note's issue price, increased by the amount of OID, if any, on the Note that is includable in the holder's income pursuant to these rules. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder has held such Notes for more than one year.

     Applicable High Yield Debt Obligations. The Notes are applicable high yield debt obligations ("AHYDOs") for U.S. Federal income tax purposes. As a result, partners of Globalstar may not claim any deduction with respect to their respective allocable shares of original issue discount on the Notes until payments in respect of such original issue discount are actually made, and in that case, only to the extent that any such original issue discount is attributable to each such partner's allocable share of Globalstar's U.S. Income.

     Exchange Offer. The exchange of Original Notes for Exchange Notes pursuant to the Registered Exchange Offer should not be a taxable exchange. As a result, a U.S. Holder should not recognize taxable income or loss as a result of exchanging Original Notes for Exchange Notes pursuant to the Registered Exchange Offer.

LIQUIDATED DAMAGES

     Globalstar intends to take the position that the Liquidated Damages described above under "Description of Notes -- Registration Rights; Liquidated Damages" will be taxable to the holders as ordinary income in accordance with the holder's method of accounting for federal income tax purposes. It is possible, however, that the IRS may take a different position, in which case holders might be required to include such Liquidated Damages in income as it accrues or becomes fixed (regardless of their usual method of tax accounting).

BACKUP WITHHOLDING

     Under certain circumstances, the failure of a holder of a Note to provide sufficient information to establish that such holder is exempt from the backup withholding provisions of the Code will subject such holder to backup withholding at a rate of 31 percent. In general, backup withholding applies if a holder fails to furnish a correct taxpayer identification number, fails to report dividend and interest income in full, or fails to certify that such holder has provided a correct taxpayer identification number and that such holder is not subject to withholding. An individual's taxpayer identification number is such person's Social Security number.

     Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's U.S. Federal income tax liability, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and foreign individuals who comply with certain certification requirements) are not subject to backup withholding. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

REPORTING REQUIREMENTS

     Each Note will bear a legend setting forth the issue date, the issue price, the total amount of original issue discount and the yield to maturity. Globalstar will provide annual information statements to holders other than corporations and other exempt holders of the Notes and to the IRS, setting forth the amount of original issue discount determined to be attributable to the Notes for that year.

UNITED STATES FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

     This section discusses certain rules applicable to a holder of Notes that is not a U.S. Holder (a "Non-U.S. Holder").

     Interest and Original Issue Discount. Although the matter is not free from doubt, under present U.S. Federal income tax law and subject to the discussion of backup withholding below, interest (including original issue discount) paid by the Issuers to a Non-U.S. Holder generally should not be subject to withholding of U.S. Federal income tax, provided that (i) Globalstar is not engaged in a trade or business within the United States, or (ii) if Globalstar is engaged in a trade or business within the United States, (a) such Non-U.S. Holder does not own directly or indirectly a 10% or more capital or profits interest in Globalstar, (b) such interest (including original issue discount) is not effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and (c) the Issuers or their paying agent receives (1) from such Non-U.S. Holder a properly completed Form W-8 (or substitute Form W-8) under penalties of perjury which provides such Non-U.S. Holder's name and address and certifies that such Non-U.S. Holder is a Non-U.S. Holder or (2) from a security clearing organization, bank or other financial institution that holds the Notes in the ordinary course of its trade or business (a "financial institution") on behalf of such Non-U.S. Holder, certification under penalties of perjury that such a Form W-8 (or substitute Form W-8) has been received by it, or by another such financial institution, from the Non-U.S. Holder, and a copy of the Form W-8 (or substitute Form W-8) is furnished to the payor.

     If Globalstar is engaged in a trade or business within the United States, and interest (including original issue discount) paid by the Issuers to a Non-U.S. Holder is effectively connected to the conduct by such Non-U.S. Holder of a trade or business within the United States, such interest (including original issue discount) will be subject to U.S. Federal income tax on a net basis at the rates applicable to U.S. persons generally (and, with respect to corporate holders under certain circumstances, may also be subject to a 30% branch profits tax). If payments are subject to U.S. Federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. withholding tax so long as the Non-U.S. Holder provides the Issuers or their paying agent with a properly executed Form 4224. Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, or other rules different from those described above.

  Information Reporting and Backup Withholding

     If Globalstar is not engaged in a trade or business within the United States, neither 31% backup withholding nor information reporting will apply to the payment of interest (including original issue discount) to a Non-U.S. Holder. If Globalstar is engaged in a trade or business within the United States, temporary Treasury Regulations provide that 31% backup withholding and other reporting will not apply to such payments of interest (including original issue discount) with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established (provided that neither the Issuers nor their paying agent has actual knowledge that the holder is a U.S. person or the conditions of any other exemption are not in fact satisfied). Under temporary Treasury Regulations, those information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a foreign person upon the disposition of the Notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of
(i) a United States broker, (ii) a foreign broker 50% or more of whose gross income for certain periods is effectively connected with the conduct of a trade or business within the United States or (iii) a foreign broker that is a "controlled foreign corporation" unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption. Neither information reporting nor back withholding will generally apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for existing Notes where such existing Notes were acquired as a result of market-making activities or other trading activities. The Issuers have agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use
in connection with any such resale. In addition, until               , 1997 (90
days after the date of this Prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Issuers will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer for the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date the Issuers will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuers have agreed to pay all expenses incident to the Exchange Offer (including the reasonable expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINIONS

     The validity of the Notes and certain United States tax matters described under "Certain Federal Income Tax Considerations" will be passed upon for Globalstar by Willkie Farr & Gallagher, New York, New York, general counsel to Globalstar. As of April 15, 1997, partners in Willkie Farr & Gallagher beneficially owns approximately 25,000 shares of the Common Stock. Mr. Robert B. Hodes is of counsel to the law firm of Willkie Farr & Gallagher, and a Director of Loral and GTL and a member of the Audit and Executive Committees of the Boards of Directors of both Loral and GTL.

                                    EXPERTS

     The consolidated financial statements of Globalstar incorporated in this Prospectus by reference from GTL's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 have been audited by Deloitte & Touche LLP as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance on the report of said firm given upon their authority as experts in auditing and accounting.

                                GLOBALSTAR, L.P.
                         GLOBALSTAR CAPITAL CORPORATION

                 The Exchange Agent for the Exchange Offer is:

                              THE BANK OF NEW YORK

                        By Registered or Certified Mail
                              The Bank of New York
                             101 Barclay Street, 7E
                            New York, New York 10286
                          Attn: Reorganization Section
                            Facsimile Transmissions:
                          (Eligible Institutions Only)
                                 (212) 571-3080
                             Confirm by Telephone:
                                 (212) 815-6333

                             For Information Call:
                                 (212) 815-6333
                         By Hand or Overnight Delivery
                              The Bank of New York
                               101 Barclay Street
                        Corporate Trust Services Window
                                  Ground Level
                            New York, New York 10286
                          Attn: Reorganization Section

     Until                1997 (90 days after the date of this Prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, maybe required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Globalstar Capital, which is a Delaware corporation, is empowered by the Delaware General Corporation Law, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of Globalstar Capital. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Certificate of Incorporation and by-laws of Globalstar Capital provide for indemnification of the directors and officers of such entities to the full extent permitted by the Delaware General Corporation Law.

     Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers Globalstar to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

EXHIBIT
NUMBER                                  DESCRIPTION OF EXHIBIT
------   ------------------------------------------------------------------------------------
 3.1     Amended and Restated Agreement of Limited Partnership of Globalstar, dated as of
         March 6, 1996, among Loral/Qualcomm Satellite Services, L.P., Globalstar
         Telecommunications Limited, AirTouch Satellite Services, San Giorgio S.p.A.,
         Hyundai/Dacom, Loral/DASA Globalstar, L.P., Loral Globalstar, L.P., TE.S.A.M. and
         Vodastar Limited***
 3.2     Certificate of Incorporation of Globalstar Capital+
 3.3     By-laws of Globalstar Capital+
 4.1     Indenture dated as of February 15, 1997 relating to Globalstar's and Globalstar
         Capital's 11 3/8% Senior Notes due 2004***
 5.1     Opinion of Willkie Farr & Gallagher****
 8.1     Opinion of Willkie Farr & Gallagher (included with Exhibit 5.1)****
10.1     Subscription Agreements by and between Globalstar, and each of AirTouch
         Communications, Alcatel Spacecom, Loral General Partner, Inc., Hyundai/Dacom and
         Vodastar Limited*
10.2     Subscription Agreement by and between Globalstar and Loral/Qualcomm Satellite
         Services, L.P.*
10.3     Satellite Procurement Letter Agreement by and among Globalstar, Hyundai Electronics
         Industries Co., Ltd. and Space Systems/Loral, Inc.*
10.4     Contract for OmniTRACS Like Services Agreement between Globalstar and Qualcomm
         Incorporated*
10.5     Support Agreement by and among Qualcomm Incorporated, Globalstar and Loral/Qualcomm
         Satellite Services, Inc.*
10.6     Qualcomm Licensee Letter Agreement by and among Globalstar, Hyundai Electronics
         Industries Co., Ltd. and Qualcomm Incorporated.*
10.7     Contract between Globalstar and Space Systems/Loral, Inc.*
10.8     Contract for the Development of Certain Portions of the Ground Operations Control
         Center between Globalstar and Loral Western Development Laboratories.*
10.9     Contract for the Development of Satellite Orbital Operations Centers between
         Globalstar and Loral Aerosys, a division of Loral Aerospace Corporation.*

EXHIBIT
NUMBER                                  DESCRIPTION OF EXHIBIT
------   ------------------------------------------------------------------------------------
10.10    Revolving Credit Agreement dated as of December 15, 1995, as amended on March 25,
         1996, among Globalstar, certain banks parties thereto and Chemical Bank, as
         Administrative Agent***
10.11    Warrant Agreement dated as of February 19, 1997 relating to Warrants to purchase
         1,032,250 shares of Common Stock***
10.12    Registration Rights Agreement dated February 19, 1997 relating to Globalstar's and
         Globalstar Capital's 11 3/8% Senior Notes due 2004***
12       Statement Regarding Computation of Ratios***
21       Subsidiaries of the Registrants.+
23.1     Consent of Deloitte & Touche LLP.+
23.2     Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit
         5.1).****
24       Powers of Attorney (included in the Signature Pages).+
25       Statement on Form T-1 of Eligibility of Trustee.+
99.1     Form of Letter of Transmittal.****
99.2     Form of Notice of Guaranteed Delivery.****
99.3     Form of Letter to Clients.****
99.4     Form of Letter to Nominees.****

---------------
   * Incorporated by reference to GTL's Registration Statement on Form S-1 (No. 33-86808).

  ** Incorporated by reference to GTL's Registration Statement on Form S-3 (No.
     333-6477).

 *** Incorporated by reference to the Form 10-K of GTL for fiscal 1996.

**** To be filed by amendment.

   + Filed herewith.

   ++ Management compensation plan.

     (b) Financial Statement Schedules:

     All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrants pursuant to the provisions, described under Item 20 above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE DAY OF APRIL 18, 1997.

                                          GLOBALSTAR, L.P.

                                          By: Loral/QUALCOMM Satellite Services,
                                              L.P., its General Partner

                                          By: Loral/QUALCOMM Partnership, L.P.,
                                            its General Partner

                                          By: Loral General Partner, Inc.,
                                            its General Partner

                                          By:     /s/ MICHAEL B. TARGOFF
                                            ------------------------------------
                                            Michael B. Targoff
                                            President

                               POWER OF ATTORNEY

     EACH OF THE UNDERSIGNED OFFICERS AND DIRECTORS OF LORAL GENERAL PARTNER, INC. HEREBY SEVERALLY CONSTITUTES AND APPOINTS BERNARD L. SCHWARTZ, MICHAEL B. TARGOFF, MICHAEL P. DEBLASIO, ERIC J. ZAHLER AND HARVEY B. REIN, AND EACH OF THEM AS ATTORNEYS-IN-FACT FOR THE UNDERSIGNED, IN ANY AND ALL CAPACITIES, WITH FULL POWER OF SUBSTITUTION, TO SIGN ANY AND ALL PRE- OR POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, ANY SUBSEQUENT REGISTRATION STATEMENT FOR THE SAME OFFERING WHICH MAY BE FILED PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT OF 1933 AND ANY AND ALL PRE- OR POST-EFFECTIVE AMENDMENTS THERETO, AND TO FILE THE SAME WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT EACH SAID ATTORNEY-IN-FACT, OR EITHER OF THEM, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                   NAME                                   TITLE                     DATE
------------------------------------------  ---------------------------------------------------

         /s/ BERNARD L. SCHWARTZ            Chairman of the Board                April 18, 1997
------------------------------------------    (Principal Executive Officer)
           BERNARD L. SCHWARTZ

        /s/ MICHAEL B. TARGOFF            President and Director               April 18, 1997
------------------------------------------
            MICHAEL B. TARGOFF

            /s/ ERIC J. ZAHLER              Vice President and Director          April 18, 1997
------------------------------------------
              ERIC J. ZAHLER

         /s/ MICHAEL P. DEBLASIO            Vice President and Chief             April 18, 1997
------------------------------------------    Financial Officer
           MICHAEL P. DEBLASIO                (Principal Financial Officer)

            /s/ HARVEY B. REIN              Vice President and Controller        April 18, 1997
------------------------------------------    (Principal Accounting Officer)
              HARVEY B. REIN

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE DAY OF APRIL 18, 1997.

                                          GLOBALSTAR CAPITAL CORPORATION

                                          By:     /s/ MICHAEL B. TARGOFF
                                            ------------------------------------
                                                     Michael B. Targoff
                                               President and Chief Operating
                                                           Officer

                               POWER OF ATTORNEY

     EACH OF THE UNDERSIGNED OFFICERS AND DIRECTORS OF GLOBALSTAR CAPTIAL CORPORATION HEREBY SEVERALLY CONSTITUTES AND APPOINTS BERNARD L. SCHWARTZ, MICHAEL B. TARGOFF, MICHAEL P. DEBLASIO, ERIC J. ZAHLER AND HARVEY B. REIN, AND EACH OF THEM AS ATTORNEYS-IN-FACT FOR THE UNDERSIGNED, IN ANY AND ALL CAPACITIES, WITH FULL POWER OF SUBSTITUTION, TO SIGN ANY AND ALL PRE- OR POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, ANY SUBSEQUENT REGISTRATION STATEMENT FOR THE SAME OFFERING WHICH MAY BE FILED PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT OF 1933 AND ANY AND ALL PRE- OR POST-EFFECTIVE AMENDMENTS THERETO, AND TO FILE THE SAME WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT EACH SAID ATTORNEY-IN-FACT, OR EITHER OF THEM, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                   NAME                                   TITLE                     DATE
------------------------------------------  ---------------------------------------------------

         /s/ BERNARD L. SCHWARTZ            Chairman of the Board and Chief      April 18, 1997
------------------------------------------    Executive Officer (Principal
           BERNARD L. SCHWARTZ                Executive Officer)
          /s/ MICHAEL B. TARGOFF            President, Chief Operating           April 18, 1997
------------------------------------------    Officer
            MICHAEL B. TARGOFF                and Director

         /s/ MICHAEL P. DEBLASIO            Senior Vice President, Chief         April 18, 1997
------------------------------------------    Financial Officer and Director
           MICHAEL P. DEBLASIO                (Principal Financial Officer)

            /s/ HARVEY B. REIN              Vice President and Controller        April 18, 1997
------------------------------------------    (Principal Accounting Officer)
              HARVEY B. REIN

                                 EXHIBIT INDEX

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                            DESCRIPTION OF EXHIBIT                                 PAGE
-------   -----------------------------------------------------------------------    ------------
 3.1      Amended and Restated Agreement of Limited Partnership of Globalstar,
          dated as of March 6, 1996, among Loral/Qualcomm Satellite Services,
          L.P., Globalstar Telecommunications Limited, AirTouch Satellite
          Services, San Giorgio S.p.A., Hyundai/Dacom, Loral/DASA Globalstar,
          L.P., Loral Globalstar, L.P., TE.S.A.M. and Vodastar Limited***........
 3.2      Certificate of Incorporation of Globalstar Capital+....................
 3.3      By-laws of Globalstar Capital+.........................................
 4.1      Indenture dated as of February 15, 1997 relating to Globalstar's and
          Globalstar Capital's 11 3/8% Senior Notes due 2004***..................
 5.1      Opinion of Willkie Farr & Gallagher****................................
 8.1      Opinion of Willkie Farr & Gallagher (included with Exhibit 5.1)****....
10.1      Subscription Agreements by and between Globalstar, and each of AirTouch
          Communications, Alcatel Spacecom, Loral General Partner, Inc.,
          Hyundai/Dacom and Vodastar Limited*....................................
10.2      Subscription Agreement by and between Globalstar and Loral/Qualcomm
          Satellite Services, L.P.*..............................................
10.3      Satellite Procurement Letter Agreement by and among Globalstar, Hyundai
          Electronics Industries Co., Ltd. and Space Systems/Loral, Inc.*........
10.4      Contract for OmniTRACS Like Services Agreement between Globalstar and
          Qualcomm Incorporated*.................................................
10.5      Support Agreement by and among Qualcomm Incorporated, Globalstar and
          Loral/Qualcomm Satellite Services, Inc.*...............................
10.6      Qualcomm Licensee Letter Agreement by and among Globalstar, Hyundai
          Electronics Industries Co., Ltd. and Qualcomm Incorporated.*...........
10.7      Contract between Globalstar and Space Systems/Loral, Inc.*.............
10.8      Contract for the Development of Certain Portions of the Ground
          Operations Control Center between Globalstar and Loral Western
          Development Laboratories.*.............................................
10.9      Contract for the Development of Satellite Orbital Operations Centers
          between Globalstar and Loral Aerosys, a division of Loral Aerospace
          Corporation.*..........................................................
10.10     Revolving Credit Agreement dated as of December 15, 1995, as amended on
          March 25, 1996, among Globalstar, certain banks parties thereto and
          Chemical Bank, as Administrative Agent***..............................
10.11     Warrant Agreement dated as of February 19, 1997 relating to Warrants to purchase 1,032,250 shares of Common Stock***...........................
10.12     Registration Rights Agreement dated February 19, 1997 relating to
          Globalstar's and Globalstar Capital's 11 3/8% Senior Notes due
          2004***................................................................
12        Statement Regarding Computation of Ratios***...........................
21        Subsidiaries of the Registrants.+......................................
23.1      Consent of Deloitte & Touche LLP.+.....................................
23.2      Consents of Willkie Farr & Gallagher (included in their opinion filed as Exhibit 5.1).****...................................................

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER                            DESCRIPTION OF EXHIBIT                                 PAGE
-------   -----------------------------------------------------------------------    ------------
24        Powers of Attorney (included in the Signature Pages).+.................
25        Statement on Form T-1 of Eligibility of Trustee.+......................
99.1      Form of Letter of Transmittal.****.....................................
99.2      Form of Notice of Guaranteed Delivery.****.............................
99.3      Form of Letter to Clients.****.........................................
99.4      Form of Letter to Nominees.****........................................

---------------
   * Incorporated by reference to GTL's Registration Statement on Form S-1 (No. 33-86808).

  ** Incorporated by reference to GTL's Registration Statement on Form S-3 (No.
     333-6477).

 *** Incorporated by reference to the Form 10-K of GTL for fiscal 1996.

**** To be filed by amendment.

   + Filed herewith.

   ++ Management compensation plan.